As filed with the Securities and Exchange Commission on August 3, 2001

                                                                Registration No.


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                       PURSUANT TO SECTION 12(b) OR 12(g)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                              THE TOPAZ GROUP, INC.
                         (Name of Issuer in its charter)

           Nevada                                91-1762285
   (State or other jurisdiction            (I.R.S. Employer Identification No.)
   of incorporation or organization)

                           ---------------------------
                            126/1 Krungthonburi Road
                           Banglampoo Lang, Klongsarn
                             Bangkok 10600 Thailand
                    -----------------------------------------
              (Address of principal executive offices and zip code)


                             -----------------------
                (Issuer's telephone number, including area code)

                                   Copies to:
                           Mitchell S. Nussbaum, Esq.
                      Jenkens & Gilchrist Parker Chapin LLP
                              The Chrysler Building
                              405 Lexington Avenue
                            New York, New York 10174
                    Tel: (212) 704-6426; Fax: (212) 704-6288

Securities to be registered under Section 12(b) of the Act:

          Title of each class                Name of each exchange on which
          to be so registered                each class is to be registered
          None                               None

Securities to be registered under Section 12(g) of the Act:

                    Common Stock, par value $ 0.001 per share

                                (Title of Class)

                                Table of Contents



Item                                                               Page Number

Item 1.  Description of Business.............................................1

Item 2.  Financial Information..............................................12

Item 3.  Description of Property............................................16

Item 4.  Security Ownership of Certain Beneficial Owners and Management.....16

Item 5.  Directors and Executive Officers...................................18

Item 6.  Executive Compensation.............................................19

Item 7.  Certain Relationships and Related Transactions.....................22

Item 8.  Legal Proceedings..................................................22

Item 9.  Market Price of and Dividends on the Registrant's
         Common Equity and Other Shareholder Matters........................22

Item 10. Recent Sales of Unregistered Securities............................22

Item 11. Description of Securities..........................................23

Item 12. Indemnification of Officers and Directors..........................26

Item 13. Changes in and Disagreements with Accountants......................26

                                EXPLANATORY NOTE

    The Topaz Group, Inc. is filing this registration statement on Form 10 in order to become a reporting company under the Securities Exchange Act of 1934. Topaz is currently traded on the Pink Sheets quotation service under the symbol TPAZ. Under current NASD rules, we must become a reporting company under the Exchange Act in order to have our stock traded on the OTC Bulletin Board.

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

    This registration statement on Form 10 contains forward-looking statements that involve risks and uncertainties that address:

      -     Business and growth strategies;

      -     Financial condition and results of operations;

      -     Forecasts; and

      -     Trends, including growth, in the gem and jewelry markets.

    Forward-looking  statements  generally  can be  identified  by the  use of forward-looking terminology such as "believes," "expects," "may," "will," "intends," "plans," "should," "seeks," "pro forma," "anticipates," "estimates," "continues," or other variations thereof (including their use in the negative), or by discussions of strategies, opportunities, plans or intentions. Such statements include but are not limited to statements under the captions "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," as well as captions elsewhere in this document. A number of factors could cause results to differ materially from those anticipated by such forward-looking statements, including those discussed under "Risk Factors" and "Business."

    In addition, such forward-looking statements necessarily depend upon assumptions and estimates that may prove to be incorrect. Although we believe that the assumptions and estimates reflected in such forward-looking statements are reasonable, we cannot guarantee that our plans, intentions or expectations will be achieved. The information contained in this registration statement, including the section discussing risk factors, identifies important factors that could cause such differences.

ITEM 1  DESCRIPTION OF BUSINESS

    The Topaz Group, Inc. and its subsidiaries (collectively referred thereto as The Topaz Group) is a vertically integrated manufacturing company engaged in manufacturing and selling fine jewelry products and a broad array of gemstones, including topaz, rubies, sapphires, emeralds, amethysts and a large variety of other semi-precious stones. Our jewelry products are sold throughout the world, with the United States representing our primary market. Our products are sold by department stores such as Sears, J.C. Penny, TJ Maxx and Marshalls, discount chains such as K-Mart, Wal-Mart, television marketers such as QVC and Home Shopping Network, large wholesalers such as Helen Andrews and Colibri, and e-tailers. Our strengths in sourcing, cutting and polishing gemstones and our ability to design, craft and produce jewelry strategically position us to be a significant source of virtually any gem and jewelry product. However, our production capacity is largely focused on producing topaz stones due to our ability to control the entire manufacturing process from the acquisition of raw gemstones through the final phases of production. This process includes:

     o the sourcing of the highest quality materials directly from mines in various locations, including, primarily, Brazil, Africa and Sri Lanka;

     o   specialty gem cutting and polishing for mass production; and

     o the treatment of the cut gemstones through an irradiation process through our exclusive licensing agreement with the University of Missouri for the use of its nuclear reactor.

BACKGROUND

    Our History

    The Topaz Group, Inc. is a Nevada corporation listed on the Pink Sheets Service under the trading symbol TPAZ. We were originally incorporated in Utah as H&H Energy Corporation. After several name changes, we changed domicile by merging into Technivision, Inc., a Nevada corporation, in June 1996. In
November 1996, Technivision changed its name to Chancellor Corporation. In November 1998, Chancellor changed its name to The Topaz Group, Inc.

    In April 1999, we entered into two separate exchange agreements with Best Worth Agents, Ltd., a British Virgin Islands corporation, to acquire all of the issued and outstanding preferred shares of Creative Gems and Jewelry Co., Ltd. and Advance Gems and Jewelry Co., Ltd., both Thai corporations. According to the terms of the exchange agreements, we acquired 99.7% of the voting and dividend participation rights in each Thai company from Best Worth in consideration for which Topaz issued 25,459,000 shares of series A convertible voting and participating preferred stock to Best Worth.

    Our principal business is the manufacture and sale of fine jewelry and gemstones carried out through the operations of our subsidiaries, Creative Gems and Jewelry Company, Advance Gems and Jewelry Manufacturing Company and Advance Gems and Jewelry Company.

    MARKET OVERVIEW

    Our primary market, the United States jewelry market, is a diverse retail environment. Retail outlets served include independent jewelry stores, chain store operations, discount giants, television marketers, department stores, and e-tailers. We are a supplier to a large segment of each of these markets and sells its products at many levels of distribution. Our gemstone division is the main source of materials to our jewelry-manufacturing subsidiary which, in turn, sells finished jewelry products to wholesalers, importers and retailers.

NARRATIVE DESCRIPTION OF BUSINESS

    We source a wide variety of raw gemstones, cuts and polishes them and then professionally enhances the quality and color of the stones with different treatments depending on the stone type. These treatments range from heating the stones to treating them under high pressure and irradiation. After treatment, the stones move to our jewelry-manufacturing subsidiary where our highly skilled craftsmen and craftswomen design, mould, cast, file, polish and assemble fine jewelry products. We provide a broad range of fashionable jewelry targeted at a wide customer base, and direct our marketing efforts at retail customers who are likely to purchase jewelry at frequent intervals as fashions and styles change. The most significant volume of our business is based upon the sale of topaz gemstones and jewelry. However, we also produce jewelry incorporating other gemstones, and we have entered into a joint venture agreement with Muthama Gemstones (Kenya) Limited, or MGK, for the sole supply of ruby material from the John Saul Mine, which we believe has one of the largest ruby deposits in the world.

    Advance Manufacturing purchases all of the raw gemstones used by us including white topaz from mines in Africa, Sri Lanka and Brazil, and imports the raw gemstones into Thailand where they are cut and polished at our factories in Bangkok, MaeSai, Lop Buri, and Payao. After the stones have been cut and polished, Advance Manufacturing sells some of the stones to local customers and exports the bulk of the stones to The Topaz Group, Inc. in the United States, where the stones are irradiated and treated for color enhancement.

    The stones are irradiated in a nuclear research reactor, a particle accelerator, or both, depending upon the color desired. Irradiation of the topaz in a particle accelerator is a necessary step in the enhancement of blue topaz stones. We have our topaz stones irradiated by Iotron Technologies Inc., which processes our stones in an accelerator that it operates in Canada. In order to produce stones with darker coloring, the clear topaz must first be processed through a nuclear research reactor.

    We have also entered into an exclusive agreement with the Missouri University Research Reactor (MURR) to irradiate our white stones in their nuclear research reactor. Currently, there are very few reactor facilities in the world capable of enhancing topaz stones to dark hues, and MURR's facility has been set up to color topaz stones in massive quantities. As a result, we believe that our exclusive agreement with MURR is valuable for us in our efforts to continue to succeed in the topaz market, both today and in the future.

    After the colorization process is complete and the required half-life has elapsed, the stones are shipped to Creative who sells the finished topaz stones into the industry or incorporates them into our jewelry.

    We intend to capitalize on the expected expansion of the jewelry industry by promoting our lines of jewelry and cut stone through electronic distribution channels, further developing existing customer relationships by providing special services, and taking aggressive steps to expand into new mass distribution channels throughout the world.

PRODUCTS

    We manufacture a comprehensive selection of quality jewelry and gemstone products including rings, pendants, earrings, bracelets, necklaces, pins, and men's jewelry. Currently, we categorize our products into amounts of gemstone sales as opposed to jewelry sales, Topaz products as opposed to other products and low-end products as opposed to high-end products:

Gemstone sales    42%          Jewelry Sales  58%
Topaz products    60%          Other products 40%
Low-end products  80%          High-end products 20%

MANUFACTURING PROCESS

    Our principal manufacturing and assembly operations are performed by our subsidiaries, Advance and Creative, at their factories in Bangkok, Mae Sai, Lop Buri, and Payao, Thailand. We believe that Advance and Creative have the largest facilities in Thailand coupling jewelry manufacturing and stone cutting, employing 2,000 2 production workers, plus 800 "at will" full time contract employees under Her Majesty the Queen's and the Thai government's Royal Sponsored Women's program. We have access to an additional 1,700 independent contractors on an "as needed" basis who have been trained to meet our manufacturing specifications and perform the work from their homes. The employees perform a range of tasks from processing raw materials to the cutting and polishing of stones to jewelry design. The manufacturing of jewelry is performed by skilled workers under the supervision of technicians according to set specifications. We implement quality control measures at each level of production which include inspecting the raw materials prior to cutting and polishing the gemstones and producing our jewelry as well as inspecting the finished product.

    CUTTING AND POLISHING STONES

    Currently large amounts of gemstones are cut and polished in Thailand, and we are one of the largest gemstone producers in Thailand, producing in excess of 2,000,000 carats of loose stones each month.

    We utilize a semi-mechanized process that we created which allows multiple stonecutters to produce an unlimited number of identical stones without incurring the prohibitive costs of a fully mechanized process. This process enables us to take advantage of low labor costs while producing quality identical pieces of jewelry on a large scale.

    In addition, we have established an "art of producing gemstones" program to train local villagers in the art of cutting and polishing stones in conjunction with the Thai Department of Industrial Promotion and Her Majesty the Queen's Royal Sponsored Women's Program. This program is currently in place in more than 500 rural villages in 28 provinces of Thailand. To date, approximately 1,500 individuals have been trained under this program and 800 are "at will" employees. Through this program we gain additional capacity on a variable basis while contributing to and supporting rural communities throughout Thailand.

    THE COLORING PROCESS

    The coloring of topaz stones requires that the clear topaz stones be irradiated to differing degrees in order to achieve specific hues. We have relationships with two entities with the facilities to irradiate the topaz stones. We have the stones irradiated at a particle accelerator operated by Iotron Inc. and/or at Missouri University Research Reactor, or MURR, depending upon the color desired for the stones. After the stones are radiated and "cooled", we ship them to Creative to complete the cutting and polishing. Iotron processes approximately 60% of the stones while the remainder is processed by MURR, this being due to the present color fashion.

    MURR is a nuclear research reactor licensed by the Nuclear Regulatory Commission, and it is the largest capacity reactor dedicated to the colorization of topaz stones. MURR uses a two-step process to color the stones. The first step is the irradiation of the stones in the research reactor. The second step is the storage of the stones during the process of radioactive decay during which the stones take on the desired color. Through our licensing agreement with the University, we control the entire process of colorization at MURR including the cool down holding facility.

    QUALITY CONTROL

    As part of our commitment to maintaining high standards of quality, we employ specially trained quality control teams to check every step of production using state-of-the-art electronic testing and repair equipment. Upon completion of the manufacturing process, each individual piece is inspected for defects in workmanship and materials and only after an item has passed a final inspection is it shipped to our customer. In March 2001 the company received version 2000 ISO 9001 certification for gem and jewelry production and design process.

MANUFACTURING PLANTS

    We operate four factories located in Bangkok, Mae Sai, Lop Buri, and Payao with production areas of 90,800 square feet, 11,000 square feet, 8,600 square feet and 5,250 square feet, respectively. Each factory is dedicated to the cutting and polishing of stones, with our factory in Bangkok also serving as our primary jewelry production facility.

RAW MATERIALS AND SOURCES OF SUPPLY

    We purchase gemstones and other raw materials from over 200 vendors. Our two largest vendors are Gold Corporation (Thailand) Ltd. and Little Rock Co., Ltd., that supply approximately 13% and 10%, respectively, of our total raw material purchases; but there are diversified sources and multiple vendors of raw materials available. On September 6, 1999 the company signed a joint venture agreement with MGK for the supply of rough ruby stones from a ruby mine in Kenya East Africa. The joint agreement stipulates that MGK is required to supply, upon request, four (4) parcels per annum with a capacity of $250,000 per quarter. Current volume under this agreement is at capacity. Management believes if the company is unable to purchase raw materials from any source, adequate alternative sources of raw materials are available so that our operations or production capacity will not be materially affected.

CUSTOMERS

    We have a broad customer base including over 350 individual purchasers. Our four largest customers are, Goldmine Enterprises, Helen Andrews, (the wholesale distributor to K-Mart, QVC and TJ Maxx), Wal-Mart and Sears, which accounted for approximately 33% of all net sales in the year ended December 31, 2000, with Goldmine Enterprises accounting for approximately 13%. No other single customer accounted for 10% or more of net sales. Although the loss of one or more large customers could have a material adverse effect on our operating results, we maintain good relationships with our customers and do not currently anticipate the loss of any major customer.

BACKLOG

    Backlog orders as of December 31, 2000 were $2,200,000 compared to $1,900,000 as of December 31, 1999. In the past, we allowed dealers to submit blank orders to guarantee shipment times. Now all orders are expected to be filled and shipped as ordered and considered firm. We do, however, allow modifications or cancellations of orders up to the time the product is loaded for shipment, although a cancellation at such a late stage is subject to a monetary penalty and is rare.

SALES AND MARKETING

    Sales and marketing efforts are modest because the demand for our products exceeds our ability to meet working capital requirements for inventory purchases and growth. Our sales and marketing efforts focus on customer service and generating of repeat business. Sales and marketing towards our US based customers is carried out both from our Bellevue, Washington office and our Bangkok office, while our sales staff in Bangkok handles sales efforts directed at our non-US customers. In addition to direct sales and customer support, we are an active participant in the major jewelry trade shows held each year in Orlando and Las Vegas, USA, Hong Kong and Bangkok, Thailand.

COMPETITION

    The jewelry manufacturing industry is highly competitive worldwide. Our competitors include domestic and foreign jewelry manufacturers, wholesalers and importers who operate on an international, national, regional or local scale. However, the number of jewelry manufacturers that combine stone and jewelry production is small, though still unquantifiable. We believe we are one of the largest manufacturers of topaz jewelry in the world and that our coloring process gives us a competitive advantage in the market place by enabling us to produce quality products at competitive prices. We believe that competition in the jewelry manufacturing business is based primarily on price, quality, design and customer service. The range of retail prices available for various product lines makes our products affordable to a wide range of customers. Additionally, as a vertically integrated operation, we believe we are able to deliver quality products faster and at a lower cost than competitors using outside resources. There can be no assurance that our competitors, many of which may have greater financial, personnel, technical, and other resources, will not have a material adverse effect on future financial results of our operations.

INTELLECTUAL PROPERTY

    We currently hold no patents, licenses or franchises. We own the Savanna trademark in the European Common Union. We have been granted the "CJ" trademark in the European Common Union, which is used in the jewelry and is stamped next to the karat to identify the source, Creative Jewelry. We do not consider our intellectual property rights to be material to our business.

ENVIRONMENTAL MATTERS

    We are subject to Thai national, provincial and local environmental protection regulations. Thai environmental laws currently impose a graduated schedule of fees and possible plant closures for the improper discharge or cure of certain behavior causing environmental damage. Based upon our experience and information currently available to us, we believe that our environmental protection facilities and systems are in compliance with existing national and local environmental protection regulations in all material respects. However, there can be no assurance that Thai national or local authorities will not impose additional regulations, which would require additional expenditures on environmental matters in the future or have a material adverse effect on our financial condition, results of operations or liquidity.

    We are also subject to environmental regulations in the United States. The United States Nuclear Regulatory Commission has established and oversees regulations governing the operation of a nuclear reactor and the storage of radioactive material. These regulations govern our topaz colorization process at MURR. If MURR is found to be in violation of the NRC's regulations either in the operation of the reactor, or in its storage of radioactive materials, and those violations result in MURR having to cease operations, such a finding could have a material adverse effect on our sales and operations.

STRATEGY

    Our strategy is to strengthen our position as one of the leading sources of colored stones and jewelry containing colored stones in the world. This strategy includes, furthering our position as a leading producer of topaz jewelry and topaz stones in all market segments. Implementation of our strategy includes focus in four primary areas: increasing production and production efficiencies, broadening distribution channels, expanding ruby sales and the growth of the U.S. sales and marketing teams.

    INCREASE PRODUCTION. We intend to obtain financing to increase production of our products by building additional production facilities or purchasing additional jewelry manufacturers.

    BROADEN DISTRIBUTION CHANNELS. We seek to expand our distribution channels by entering into strategic alliances or acquisitions to be able to obtain access to more "mom and pop" shops.

    EXPAND RUBY SALES. We intend to obtain financing so that we can exercise our rights under our joint venture agreement with the John Saul Mine in Kenya, one of the largest ruby mines in the world, so that we can exercise our right of first refusal to purchase all ruby stones produced by the mine. We believe that this will allow us to source a significant percentage of the world's supply of ruby stones.

    EXPAND U.S. SALES AND MARKETING TEAM. We intend to expand our U.S. sales and marketing team so that we can increase sales made to existing U.S. customers which have domestic budgets. Many of our customers have both international and domestic budgets and most of our sales are made within their international budgets. We believe that an expanded U.S. Sales and Marketing Team will allow us to increase sales by allowing our U.S. customers to purchase products within their domestic budgets.

EMPLOYEES

    As of June 1, 2001, the Topaz Group had approximately 2,000 employees plus 800 employees under the Queen's and the Thai government's Royal Sponsored Program. Our employees include designers, technicians, management, administrative personnel, marketing, sales, and factory personnel. All of our employees are "at will" employees.

    Our employees are not currently members of a trade union. We have not experienced any strikes or other labor disputes that have interfered with its operations and we believe that our relations with our employees are good.

LEGAL PROCEEDINGS

    Neither Topaz Group nor any of its subsidiaries is a party to, nor is any of their respective properties the subject of, any material pending legal or arbitration proceeding.


                                 RISK FACTORS

                         RISKS RELATED TO OUR BUSINESS

WE MAY EXPERIENCE FLUCTUATIONS IN OUR QUARTERLY RESULTS.

    Our operating results have varied significantly from quarter to quarter in the past and may continue to vary significantly from quarter to quarter in the future due to a variety of factors. Many of these factors are out of our control. These factors include:

    Fluctuations in the jewelry and gemstone market;
    Seasonality of the jewelry industry;
    Unexpected delays in importing gemstones or the manufacturing process;
    New competitors;
    A decline in economic conditions which effects people's discretionary spending; and
    Increases in expenses, whether related to sales and marketing, maintenance or repair costs, or administration.

    We will continue to determine our investment and expense levels based on our expected future revenues, which may not grow at historical rates in future periods, if at all. A significant portion of our expenses is not variable in the short term and cannot be quickly reduced to respond to decreases in revenues. Therefore, if our revenues are below expectations, our operating results and net income are likely to be adversely affected. In addition, we may reduce our prices or accelerate our development activities in response to competitive pressures or to pursue new market opportunities. Any one of these activities may further limit our ability to adjust spending in response to revenue fluctuations.

IF DEMAND FOR TOPAZ JEWELRY AND GEMSTONES DECLINES, WE COULD EXPERIENCE A MATERIAL DECLINE IN RESULTS OF OPERATIONS.

    Sales generated by topaz stones and topaz based jewelry will continue to account for a major portion of our revenues. Accordingly, our business and results of operations are dependent on the demand for this single product and any decrease in the demand for such product, whether as a result of competition, changes in fashion, economic conditions in Thailand, the United States of America and around the world or other factors, or restrictions on our ability to market this product for any reason, would have a material adverse effect on the our business, financial condition and results of operations.

WE DEPEND ON A LIMITED NUMBER OF SUPPLIERS.

    We depend on a limited number of suppliers for the raw materials used in the production of our topaz jewelry, specifically precious metals and topaz stones. We have no guaranteed supply arrangements with any supplier, other than MGK. Any interruption in the supply of key materials and components for our products, which cannot be quickly remedied, could have a material adverse effect on our business, financial condition or results of operations.

IF WE ARE UNABLE TO CONTINUE OUR RELATIONSHIP WITH MURR, WE WILL NOT BE ABLE TO PRODUCE CERTAIN COLORS OF TOPAZ STONES.

    We depend on the Missouri University Research Reactor to irradiate clear topaz stones in its nuclear research reactor to produce deeply colored topaz stones, sales of which account for approximately 40% of revenues. Although we have entered into an exclusive agreement with MURR to continue using its research reactor for the purpose of irradiating topaz stones, there can be no assurance that we will not be forced to cease using MURR for reasons beyond our control. If we are unable to continue irradiating stones at MURR, it may not be possible to find another entity willing or able to provide the same service. A decision by the MURR to discontinue its irradiation program would prevent us from fulfilling our orders and would have an immediate material adverse effect on our operating results, even though we might have recourse against MURR in a court of law for such an action. Further, if MURR were forced to cease operations for an extended period of time for any reason, our results of operations could be adversely affected.

CLAIMS BY INJURED EMPLOYEES COULD SUBSTANTIALLY INCREASE OUR EXPENSES BECAUSE WE DO NOT CARRY WORKERS COMPENSATION INSURANCE.

    Our business exposes us to potential liability risks that are inherent in the manufacturing process. Although we maintain product liability coverage, we do not maintain workers compensation insurance with respect to our factories, which is consistent with industry practice in Thailand. Historically, we have not experienced any workers compensation claims. However, there can be no assurance that personal injury claims would not have a direct material impact on our expenses.

WE DEPEND ON THE SERVICES OF OUR CHAIRMAN, JEREMY F. WATSON, OUR PRESIDENT, DR. APHICHART FUFUANGVANICH, AND OUR EXECUTIVE OFFICERS.

    In 1999, we appointed Jeremy F. Watson as chairman of our board of directors and we have retained or recruited a number of other senior executives and other key employees. We are dependent on these personnel, who have been instrumental in designing and implementing our recent initiatives and are involved in the strategies for our future growth and profitability. The loss of services of Mr. Watson, Dr. Aphichart or our executive officers could have a material adverse effect on all aspects of our operations and have a significant negative impact on our financial condition. There can be no assurance that we will be able to attract and retain additional qualified personnel as needed in the future. We do not maintain key-man life insurance on our senior executives or other key employees.

                 RISKS RELATING TO OUR OPERATIONS IN THAILAND

ENFORCEMENT OF CIVIL LIABILITIES.

    The vast majority of our assets are located in Thailand. There is doubt that the courts of Thailand would enforce, either in an original action or in an action for enforcement of judgments of United States courts, liabilities, which are predicated upon the securities laws of the United States.

OUR OPERATIONS ARE DEPENDENT UPON THE STABILITY OF THE THAI POLITICAL STRUCTURE AND THE CONTINUED STRENGTH OF THE THAI ECONOMY.

    Our results of operations and financial condition may be influenced by the political situation in Thailand and by the general state of the Thai economy. The political situation in Thailand has been unstable from time to time in recent years and future political and economic instability in Thailand could have an adverse effect on our business and results of operations. Any potential investor in our securities should pay particular attention to the fact that we are governed in Thailand by a political, economic, legal and regulatory environment that may differ significantly from that which prevails in other countries.

    Thailand is a constitutional monarchy. Under the constitution, the King is Head of State, Commander of the Armed Forces and Patron of all Religions. Executive power is vested in the cabinet while the elected bicameral

National Assembly exercises legislative power. Thailand has experienced several changes of government and changes in its political system since World War II. A new constitution became effective on October 11, 1997. There can be no assurance that Thailand's current government or political system will continue unchanged for the foreseeable future. Additionally, there can be no assurance that any future change in the government will be the result of democratic processes.

THE THAI ECONOMY HAS A RECENT HISTORY OF INSTABILITY.

    Although Thailand's economy has been characterized in the past decade by high growth rates, in 1996 and particularly in 1997, economic growth slowed significantly in relation to historical levels. In late 1996 and throughout 1997, Thailand experienced significant economic weakness, resulting primarily from declines in the property and finance industries, a sharp reduction in financial liquidity and a general deterioration in investor confidence. In addition, the country has had recurring trade balance and current account deficits. The government of Thailand also agreed on August 5, 1997, to accept the austerity measures of the International Monetary Fund aimed at rehabilitating and restructuring the economy as a condition to receipt of IMF-led loans and financial assistance in the billions of dollars. International credit rating agencies, including Moody's Investors Service, Inc. and Standard & Poor's Corporation, had downgraded Thai sovereign as well as various Thai corporate and financial institutions' debt ratings. Between January 3, 1996 and December 31, 1997, the Stock Exchange of Thailand Index fell from 1,323.43 to 372.69. On December 8, 1997, the government terminated the operations of 56 of the 91 finance companies in Thailand.

    There can be no assurance that our operations will not adversely be affected by:

 o  the economy in Thailand and in Southeast Asia generally;

 o the interest rates and inflation in Thailand and other Southeast Asian countries;

 o the lack of liquidity and stability in the Thai and other Southeast Asian finance industries; or

 o other factors including measures taken by the government of Thailand in response to economic conditions.

    Instability in the Thai economy could affect our ability to finance our working capital needs, collect on receivables for goods shipped or build market share internationally or in Thailand. Further, there can be no assurance that the economies of Thailand and Southeast Asia will not materially worsen.

THE THAI GOVERNMENT CONTROLS THE CURRENCY CONVERSION RATES AND SETS LIMITS ON THE AMOUNT OF CASH THAT A THAI ENTITY MAY MAINTAIN IN U.S. DOLLARS.

    On January 6, 1998, the Thai Cabinet approved the issuance of a Ministry of Finance regulation to limit the U.S.$ holding period for exporters in an effort to curtail currency speculation and increase the U.S.$ supply in the local economy. Previously, exporters were required to be paid within 180 days and to sell or deposit the proceeds in a foreign currency account with an authorized bank in Thailand within 15 days of receiving such proceeds. However, according to the January 1998 Regulation, exporters must now be paid within 120 days, after which they have seven days in which to sell or deposit the proceeds in a foreign currency account in Thailand. This requirement applies to all export proceeds earned by a Thai company outside Thailand.

    A Thai entity may open a foreign currency account under the following conditions:

 o the account must be with an authorized bank in Thailand and the funds must originate from abroad;

 o remittance abroad of funds deposited in such an account for payment of ordinary business transactions would require submission of supporting evidence and approval of the Bank of Thailand; and

 o the total amount of daily outstanding balances in such an account must not exceed U.S.$5 million, otherwise, such excess amount would be required to be converted to Baht.

    An exemption to these regulations allows a depositor to keep deposits in U.S.$ up to an amount not to exceed the depositor's obligations to foreign creditors and the international banking facilities of Thailand commercial banks payable within the next three months. Funds deposited in a foreign currency account may be withdrawn for, inter alia, payment of interest and principal due on offshore debt repayments. Proof that the payment of interest is required must be submitted with the bank in which the currency is deposited each and every time an application to withdraw and repatriate foreign currency is made. As a general matter, the outward remittance from Thailand of dividends, interest or capital gains from the transfer of securities after payment of any applicable Thai taxes, if any, may be made if the amount does not exceed U.S.$5,000 per remittance, beyond which amount, a report must be made to the Bank of Thailand.

    Parties may apply for an exemption or relaxation from the "strict observance" of the above requirements. We were able to obtain waivers from the Bank of Thailand which would allow us to keep certain U.S.$ amounts of export earnings offshore in certain accounts for an amount not to exceed U.S.$130 million each year through the redemption of certain notes and debentures. Additionally, we were also granted an approval from the Bank of Thailand which would allow us to keep U.S.$ amounts in excess of U.S.$5 million in accounts in Thailand for an amount not to exceed our obligations in foreign currencies payable within three months from the date of deposit.

    Any excess amount of foreign currencies must be converted into Baht. Such conversion would require us to bear exchange rate risks as many of our obligations are U.S.$ denominated. If we are unable to maintain these waivers and are required to convert such revenue into Baht, any devaluation of the Baht against the U.S.$ could have an adverse effect on our results of operations and could materially impair our ability to repay our U.S.$ obligations.

BECAUSE WE HAVE SIGNIFICANT BAHT DENOMINATED ASSETS AND LIABILITIES, WE ARE SUBJECT TO FLUCTUATIONS IN CURRENCY EXCHANGE RATES.

    Prior to July 1997, the Bank of Thailand determined the value of the Baht based on a "basket," the composition of which was not made public but of which the U.S.$ was the principal component. Prior to July 1997, the Baht had a history of stability, trading in a narrow range of 24.47 Baht to 25.97 Baht to the U.S.$1.00, as a result of frequent intervention by the Bank of Thailand through purchases and sales of U.S.$. However, on July 2, 1997, under substantial market pressure, the Government floated the Baht and effectively ceased such intervention, and the value of the Baht, as reflected in the Noon Buying Rate, declined from 24.52 Baht per U.S.$1.00 on July 1, 1997 to 56.10 Baht per U.S.$1.00 on January 12, 1998 and stood at 39.15 Baht to U.S.$1.00 on May 15, 1998. There can be no assurance that the value of the Baht will not decline further, increase or continue to fluctuate widely against other currencies in the future. Adverse economic conditions in Thailand and the region incidental to the devaluation of the Baht may also reduce some of our customers' ability to pay, and there can be no assurance that such reduced demand will not have an adverse effect on us.

    Our functional currency is the U.S. Dollar, however, we have significant Baht denominated assets and liabilities. Therefore, fluctuations in the value of the Baht relative to the U.S.$ may cause us to recognize material foreign exchange gains or losses which could adversely affect our results of operations and financial condition. Although we had not done this in the past, in the future, we may decide to hedge our currency positions to attempt to avert any adverse consequences of exchange rate fluctuations. There can be no assurance that we will be able to successfully hedge our exchange rate exposure or that we will be able to hedge such exposure at a satisfactory cost.

WE ARE SUBJECT TO THE THAI LEGAL SYSTEM IN WHICH CASE OUTCOMES AND THE APPLICATION OF LAW ARE UNPREDICTABLE.

    The Thai legal system is based on written statutes and is a system, unlike common law systems, in which decided legal cases have little precedential value. The Thai system is similar to civil law systems in this regard. The basic laws, such as the Civil and Commercial Code, the Civil Procedures Code, and the Criminal Procedures Code are derived from similar codified laws in continental Europe.

                  RISKS ASSOCIATED WITH THE JEWELRY BUSINESS

IF GENERAL ECONOMIC CONDITIONS WORSEN, PURCHASES OF JEWELRY AND GEMSTONES ARE LIKELY TO DECLINE.

    Jewelry purchases are discretionary for consumers and may be particularly affected by adverse trends in the general economy. The success of our operations depends to a significant extent upon a number of factors relating to discretionary consumer spending in markets where we operate. Some of the factors that impact consumer spending include economic conditions in the regions we serve, employment, wages and salaries, business conditions, interest rates, availability of credit and taxation. There can be no assurance that consumer spending will not be adversely affected by general economic conditions and negatively impact our results of operations or financial conditions.

    Any significant deterioration in general economic conditions or increases in interest rates may inhibit consumers' use of credit and cause a material adverse affect on our net sales and profitability. Furthermore, any downturn in general or local economic conditions in the markets in which we operate could materially adversely affect our collection of outstanding customer accounts receivables.

THE JEWELRY BUSINESS IS HIGHLY SEASONAL.

    We greatly depend on the success of our "Christmas Selling Season" for our success. The success of our Christmas season depends on many factors beyond our control, including general economic conditions and industry competition. Sales during the Christmas selling season typically account for approximately 40% of net sales and 45% of annual earnings. During our 2000 Christmas selling season net sales were $14,227,438.

WE ARE SUSCEPTIBLE TO FLUCTUATIONS IN THE PRICE OF GEMS AND PRECIOUS METALS.

    We are subject to other supply risks, including fluctuations in the prices of precious gems and metals. Presently, we do not engage in any activities to hedge against possible fluctuations in the prices of precious gems and metals. If fluctuations in these prices are unusually large or rapid and result in prolonged higher or lower prices, we cannot assure that the necessary retail price adjustments can be made quickly enough to prevent us from being adversely affected.

                 RISKS RELATED TO OWNERSHIP OF OUR SECURITIES

THE MARKET PRICE FOR OUR COMMON STOCK HAS BEEN HISTORICALLY VOLATILE AND IT MAY BE DIFFICULT TO PREDICT THE FUTURE PRICE OF OUR COMMON STOCK.

    From time to time, there has been and may continue to be significant volatility in the market price for our common stock. Quarterly operating results, changes in general conditions in the Thailand economy, the U.S. economy, financial markets, natural disasters or other developments could cause the market price of our common stock to fluctuate substantially.

BECAUSE THE MARKET FOR OUR COMMON STOCK LACKS LIQUIDITY, IT MAY BE DIFFICULT TO PURCHASE OR SELL OUR STOCK ON THE PUBLIC MARKET.

    Our common stock currently trades on the Pink Sheet Service and we expect to apply to have our shares traded on the OTC Bulletin Board after this registration statement clears the comment and review process of the United States Securities and Exchange Commission. Although we will apply to list our common stock on the NASDAQ Small Cap Market or American Stock Exchange, there can be no assurance that an active public market for our common stock will be created and sustained. Accordingly, investors may not be able to sell their common stock should they desire to do so, or may be able to do so only at lower than desired prices. While no prediction can be made as to the effect, if any, that future sales of shares of our common stock, or the availability of additional shares for future sales, will have on the market price of our common stock prevailing from time to time, sales of substantial amounts of our common stock or the perception that such sales could occur, would likely adversely affect the market price for our common stock.

YOU WILL BE UNABLE TO EXERCISE ANY CONTROL OVER OUR MANAGEMENT BECAUSE A SINGLE STOCKHOLDER CONTROLS 80% OF THE VOTING CONTROL OF TOPAZ GROUP, INC.

    Ms. Jariya Sae-Fa, an officer and director of one of our subsidiaries and sister of Dr. Apichart, is the principal stockholder of Best Worth. Best Worth beneficially owns all of our outstanding series A and series B preferred stock and controls approximately 95% of all stockholder votes primarily as a result of its ownership of all of the 3,721,050 outstanding shares of our series A and all of the 1,006,513 outstanding shares of our series B preferred stock, which entitles the holder to 20 votes per share. Accordingly, Ms. Sae-Fa, as Managing Member of Best Worth, is in a position to elect all of our directors and to direct stockholder approval upon all issues to be voted upon by our stockholders.

OUR OFFICERS AND DIRECTORS ARE GRANTED LIMITED LIABILITY FOR THEIR ACTIONS BY OUR ARTICLES OF INCORPORATION AND BY-LAWS.

    Our Articles of Incorporation and By-laws contain provisions limiting the liability of our directors for monetary damages to the fullest extent permissible under Nevada law. This is intended to eliminate personal liability of a director for monetary damages in an action brought by or in the right of Topaz Group, Inc. for breach of a director's duties to The Topaz Group, Inc. or its stockholders except in certain limited circumstances. In addition, the Articles of Incorporation and By-laws contain provisions requiring The Topaz Group, Inc. to indemnify directors, officers, employees and agents of The Topaz Group, Inc. serving at its request against expenses, judgments (including derivative actions), fines and amounts paid in settlement. This indemnification is limited to actions taken in good faith in the reasonable belief that the conduct was lawful and in or not opposed to the best interests of The Topaz Group, Inc. The Articles of Incorporation and By-laws provide for the indemnification of directors and officers in connection with civil, criminal, administrative or investigative proceedings when acting in their capacities as agents for Topaz Group, Inc. The foregoing provisions may reduce the likelihood of derivative litigation against directors and officers and may discourage or deter stockholders or management from suing directors or officers for breaches of their duties to Topaz Group Incorporated, even though such an action, if successful, might otherwise benefit Topaz Group, Inc. and its stockholders.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

    Future sales of shares of common stock by existing stockholders under Rule 144 of the Securities Act of 1933, as amended, could materially adversely affect the market price of our common stock. A material reduction in the market price of our common stock could materially impair our future ability to raise capital through an offering of equity securities. A substantial number of shares of common stock are available for sale under Rule 144 in the public market or will become available for sale in the near future.

ITEM 2.     SELECTED FINANCIAL INFORMATION

                           SELECTED CONSOLIDATED FINANCIAL DATA

    The tables that follow present portions of our consolidated financial statements and are not complete. You should read the following selected consolidated financial information in conjunction with our consolidated financial statements and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this registration statement. The consolidated statements of operations data for the years ended December 31, 1998, 1999 and 2000 and the consolidated balance sheet data as of December 31, 1999 and 2000 are derived from our consolidated financial statements that have been audited by Grant Thornton LLP, independent auditors, which are included elsewhere in this registration statement. The consolidated statements of operations data for the years ended December 31, 1996 and 1997 and the consolidated balance sheet data as of December 31, 1996, 1997 and 1998 are derived from unaudited financial statements that are not included in this registration statement, which in our opinion reflect all adjustments necessary to present fairly our financial position and results of operations for the periods presented. The statement of operations data and balance sheet data for the three months ended March 31, 2000 and March 31, 2001 are derived from unaudited financial statements, which in our opinion reflect all adjustments necessary to present fairly our financial position and results of operations for the periods presented. The historical results presented below are not necessarily indicative of the results to be expected for any future year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                             Three Months Ended
                                                         Year Ended December 31,                                  March 31,
                               ---------------------------------------------------------------------    ----------------------------
                                     2000          1999          1998          1997         1996           2001           2000
                                     ----          ----          ----          ----         ----           ----           ----
                                                                           (unaudited)   (unaudited)    (unaudited)    (unaudited)
Sales                            32,483,043     19,881,283    18,886,737    17,622,804    24,309,947      4,586,043      4,466,439
Cost of Sales                    23,672,904     11,025,824    10,976,881    12,937,673    21,654,240      3,280,297      3,305,165
                                -----------    -----------   -----------   -----------   -----------    -----------    -----------
Gross Profit                      8,810,139      8,855,459     7,909,856     4,685,131     2,655,707      1,305,985      1,161,274
Selling, General &
Administrative Expenses           3,952,089      4,346,100     4,154,545     4,220,181     2,636,375        838,782      1,113,748
                                -----------    -----------   -----------   -----------   -----------    -----------    -----------

Operating (Loss)Income            4,858,050      4,509,359     3,755,311       464,950        19,332        467,203         47,526

Other Income and expense Net       (782,017)     1,826,234       884,299     4,845,289    (4,768,083)       775,089       (320,458)
                                -----------    -----------   -----------   -----------   -----------    -----------    -----------

Earnings (loss) before
extraordinary item                4,076,033      6,335,593     4,639,610     5,310,239    (4,748,751)     1,242,292       (272,932)

Extraordinary item-gain on
debt Restructuring                       --        803,589            --            --            --             --             --
                                -----------    -----------   -----------   -----------   -----------    -----------    -----------

Net Earnings (loss)               4,076,033      7,139,182     4,639,610     5,310,239    (4,748,751)     1,242,292       (272,932)
Preferred stock dividends                --     (2,734,610)  (12,270,000)           --            --             --             --
                                -----------    -----------   -----------   -----------   -----------    -----------    -----------

Net Earnings (loss) available
to common shareholders          $ 4,076,033   $  4,404,572   $(7,630,930)  $ 5,310,239   $(4,748,751)    $1,174,886     $  (272,932)

Weighted average shares of
Common Stock                        829,727        763,000       763,000       763,000       763,000      1,171,974         763,000

Common stock and potentially
issuable common stock             5,639,419      5,498,680            --     5,498,680            --      6,052,449              --

Net earnings (loss) per share
              Basic             $      4.91   $      5.77   $    (10.00)  $      6.96   $     (5.47)    $     1.06     $     (0.36)
              Diluted           $      0.72   $      1.30   $    (10.00)  $      0.97   $     (5.47)    $     0.21     $     (0.36)


                                                             December 31,                                        March 31, 2001
                                 -------------------------------------------------------------------       -------------------------
                                       2000           1999          1998          1997          1996          2001          2000
                                       ----           ----          ----          ----          ----          ----          -----
                                                             (Unaudited)   (Unaudited)    (Unaudited)             (unaudited)
Balance Sheet Data
Cash and Cash Equivalents           321,734       574,439     1,782,897       293,002       842,078          163,469       399,987
Working Capital                  17,941,917    14,632,923     5,483,459    12,314,174     4,113,516       18,981,401    14,315,077
Total Assets                     26,622,838    24,374,159    23,846,301    20,491,681    16,846,513       26,768,989    23,428,840
Total Liabilities                11,345,249    13,232,603    16,186,882     5,772,247     9,851,553       10,249,108     9,168,487
Total Stockholders' Equity       15,277,589    11,141,556     7,659,419    14,719,254     6,994,960       16,519,881    14,260,353


MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

    The following discussion of the financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes thereto. The following discussion contains certain forward-looking statements that involve risk and uncertainties. Our actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, risks and uncertainties related to the need for additional funds, the rapid growth of the operations and our ability to operate profitably after the initial growth period is completed. We undertake no obligation to publicly release the results of any revisions to those forward-looking statements that may be made to reflect any future events or circumstances.

RESULTS OF OPERATIONS

THE THREE MONTHS ENDED MARCH 31, 2001 AND MARCH 31, 2000

    SALES. Total sales for the first three months ended March 31, 2001 were $4,586,282 compared to $4,466,439 ended March 31, 2000, an increase of 2.68%.
The increase in sales is primarily attributed to increased sales of existing jewelry lines to previous customers. The company realizes a significant amount of seasonal sales and the first quarter sales are historically the quarter that posts the lowest quarterly sales volume. Compared to the fourth quarter, sales represent approximately 40% of total annual revenues.

    COST OF GOODS SOLD. Cost of goods sold was $3,280,297 or 71.5% of sales for the three months ended March 31, 2001 as compared to $3,305,165 or 74% of sales during the three months ended March 31, 2000. The decrease in cost of goods sold is due to reduced stone purchasing costs.

    OPERATING COSTS. Operating costs were $838,782 for the three months ended March 31, 2001, compared to $1,113,748 for the three months ended March 31, 2000. The decrease is largely attributed to a provision for bad debt expense of $184,842 included in our March 21, 2000 operating costs and Baht devaluation for calendar 2000 to calendar 2001.

    OPERATING PROFIT. Operating profit for the three months ended March 31, 2001 was $467,203 compared to $47,526 for the three months ended March 31, 2000. This increase in profit is largely attributed to a reduction in selling, general and administrative expenses.

    OTHER INCOME. Other income and (expense) was $775,089 for the three months ended March 31, 2001 compared to ($320,458) for the three months ended March 31, 2000. The increase in other income is attributed to a net increase in the Currency Exchange Rate Gain and Remeasurement Gain of $1,099,693. Of the total gain $882,402 relates to remeasurement of the redeemable ordinary shares (liability). Our Thai subsidiaries maintain their books and records in Thai Baht. However, their functional currency is the US dollar. Monetary assets and liabilities and related income and expense items are remeasured using the current rates. Certain non-monetary assets (notably property and equipment) are remeasured at historical rates. Other nonmonetary balance sheet items and related revenues, expenses, gains and losses are remeasured using average exchange rates.

    NET EARNINGS. We reported net earnings (loss) of $1,242,292 for the three months ended March 31, 2001 compared to ($272,932) for the three months ended March 31, 2000. The difference is largely attributed to a reduction in selling, general and administrative expenses plus currency exchange rate and remeasurement gain.

FISCAL YEARS ENDED DECEMBER 31, 2000 AND DECEMBER 31, 1999

    SALES. Total sales were $32,483,043 in fiscal 2000 compared to $19,881,283 in fiscal 1999, an increase of 63.4%. The increase in sales is primarily attributed to increased sales of jewelry to existing customers, aggressive promotion of lower priced jewelry lines to new customers and the addition of new customers due to increased participation in jewelry shows in the United States of America and Hong Kong.

    COST OF GOODS SOLD. Cost of goods sold was $23,488,062 in fiscal 2000, 72.3% of sales, compared to $11,025,824 in fiscal 1999, 55.4% of sales. The increase in Cost of Goods Sold is due in part to increased incentive programs for new customers and lower gross margin sales of jewelry manufactured with lower grade stones.

    OPERATING COSTS. Operating costs were $4,136,931 in fiscal 2000, 12.7% of revenues, compared to $4,346,100 in fiscal 1999, 21.8% of revenues. This decrease is due in part to reduced overtime pay for staff employees of approximately $105,153, and to a Baht devaluation when applying the 1999 exchange rate to our year 2000 expenses.

    OPERATING PROFIT. Operating profit for fiscal 2000 was $4,858,050 compared to 1999 operating profit of 4,509,359 an increase of 7.7%. The increase is due primarily to reduced selling, general and administrative expenses.

    OTHER INCOME. Other income and (expense) were ($782,017) in fiscal 2000 compared to $1,826,234 in fiscal 1999, due to gains (losses) resulting from currency fluctuations. Our Thai subsidiaries maintain their books and records in Thai Baht. However, their functional currency is the US dollar. Monetary assets and liabilities and related income and expense items are remeasured using the current rates. Certain non-monetary assets (notably property and equipment) are remeasured at historical rates. Other nonmonetary balance sheet items and related revenues, expenses, gains and losses are remeasured using average exchange rates.

    NET EARNINGS. We reported net earnings of $4,076,033 for fiscal 2000 compared to $7,139,182 for fiscal 1999, a decrease of 42.9%. The difference between operating profit and net earnings is largely attributed to currency fluctuations and an extraordinary gain on debt restructuring that occurred during the year ended December 31, 1999.

FISCAL PERIODS ENDED DECEMBER 31, 1999 AND DECEMBER 31, 1998

    SALES. Total sales were $19,881,283 in fiscal 1999 compared to $18,886,737 in fiscal 1998, an increase of 5.3%. The fiscal 1999 increase in revenue is primarily attributed to increased sales of jewelry to existing customers.

    COSTS GOODS SOLD. Cost of goods sold was $11,025,824 in fiscal 1999 compared to $10,976,881 in fiscal 1998, an increase of 0.4%, due in part to reduced raw stone purchasing costs.

    OPERATING COSTS. Operating costs were $4,346,100 in fiscal 1999 compared to $4,154,544 in fiscal 1998, an increase of 4.6%. This resulted from increased Baht valuation in the fiscal 1999. Plus increased salaries of approximately $159,759 also affected operating expenses.

    OPERATING PROFIT. Operating profit for fiscal 1999 was $4,509,359 compared to 1998 operating profit of $3,755,311 an increase of 20.1%, in part from an increase in gross profit margin from 1998 to 1999 of 2.6%.

    OTHER INCOME. Other income and (expense) were $1,826,234 in fiscal 1999 compared to $884,299 in fiscal 1998, an increase of 106.5%, resulting in part to a net increase in the Currency Exchange Rate Gain and a Remeasurement Gain of $917,753 or 106.9%. Our Thai subsidiaries maintain their books and records in Thai Baht. However, their functional currency is the US dollar. Monetary assets and liabilities and related income and expense items are remeasured using the current rates. Certain non-monetary assets (notably property and equipment) are remeasured at historical rates. Other non-monetary balance sheet items and related revenues, expenses, gains and losses are remeasured using average exchange rates.

    EXTRAORDINARY ITEM. On July 30, 1999, Advance completed debt restructuring with an investor that purchased the rights to the debt from a failed financial institution, resulting in an extraordinary gain of $803,589. The debt restructuring occurred as a result of the failure of the financial institution and not Advance's ability to service the debt.

    NET EARNINGS. We reported net earnings of $7,139,182 for fiscal 1999 compared to $4,639,610 for fiscal 1998, an increase of 53.9%. The difference in operating income from net income is largely attributed to currency fluctuations and extraordinary gain on debt restructuring for fiscal 1999.

    LIQUIDITY AND CAPITAL RESOURCES

    Our principal source of working capital is income from operations, borrowings under our revolving credit facilities and short-term loans from a company affiliate. At December 31 2000, we had a cash and cash equivalent balance of $321,734 and working capital of $17,941,917 compared to $574,439 of cash and cash equivalents and working capital of $14,632,923 at December 31 1999.

    Our operating activities provided (used) cash of $951,618 and ($1,398,827) for fiscal 2000 and 1999. The increase in cash provided by operating activities resulted primarily from our fiscal 2000 profit of $4,076,033, less inventory growth of $2,137,554 and a non-cash gain of $752,760 on the remeasurement of redeemable ordinary shares. Operating cash flow increased from fiscal 1999 to 2000 because of a reduction in inventory growth when compared to 1999 inventory. Sales growth from 1999 to 2000 was 63.4% while inventories increased by only 11.6%. Selling, general and administrative expenses also decreased by $209,169 causing an increase in operating income. This increase is offset by a reduction in gross margin from 44.5% for fiscal 1999 to 27.7% for fiscal 2000. The reduction in gross margin is a result of lower profit jewelry sales manufactured with lower grade stones in fiscal 2000. The decrease in net cash provided by financing activities for 2000 and 1999 was $1,299,085, due primarily to $1,736,947 in payments on notes payable offset by $775,162 in additional net borrowings on our lines of credit. We have two line of credit arrangements with two Thai financial institutions entered into in October 1999 and April 2000. Both lines are renewable automatically on a yearly basis and are subject to the banks' periodic reviews resulting in adjustment of our credit limit.

    The 1999 and 2000 lines bear interest at a rate equal to LIBOR plus two percent (8.208% December 31, 2000), The 1999 line is personally guaranteed by two of our directors and collateralized by various real estate properties belonging to us and one of our directors. The 2000 line is also guaranteed by two of our directors and secured by a deed on a real estate property owned by a related party. As of December 31, 2000, approximately $836,000 and $493,000 were available for borrowing under the 1999 and 2000 line, respectively. As of December 31, 2000, the outstanding balance under both lines of credit was $775,162.

    Management believes we have the ability to meet our current and anticipated financing needs for the next twelve months with the facilities in place and funds from operations, however, given our growth prospects, we may need to seek increases in our credit facilities during the upcoming year to sustain further revenue growth.

Item 3.     Description of Property

    Topaz operates four fully integrated facilities in various parts of Thailand totaling 101,000 square feet.

    Our headquarters, administrative facilities and primary manufacturing facilities are located in the Topaz Tower, a 15 story tower at 126/1
Krungthonburi Road, Banglampoo Lang, Klongsarn, Bangkok, Thailand that encompass approximately 90,800 square feet. We occupy 74,000 square feet of this space subject to a lease that expires February 28, 2011 at a cost of approximately $3,200 per month and we lease the remaining 16,800 square feet on a month to month basis. We also have manufacturing facilities located at Mai Sai, Thailand, which we occupy subject to a lease that expires August 15, 2004 at a cost of approximately $200 per month, Lop Buri, Thailand, which we occupy subject to a lease that expires April 19, 2002 at a cost of approximately $760 per month, and Prayao, Thailand, which we lease on a month to month basis. The factory at Mai Sai encompasses approximately 11,000 square feet, the factory at Lop Buri encompasses approximately 8,600 square feet and the factory at Prayao encompasses approximately 5,250 square feet. We expect that we will be able to renew our leases when they expire. If, however, we are unable to renew any of our leases, we believe that there is widely available commercial space for leasing in each of our locations and that we would be able to relocate our capital equipment into a new space without experiencing a material adverse impact on our results from operations or operating expenses.

    We lease offices located in Bellevue, Washington which are subject to a lease that provides for monthly rent of $3,000, the offices are approximately 1,500 useable square feet with a termination date of September 1, 2001. We intend to lease approximately 2,100 square feed of office space for a term of five years in Issaquah, Washington.

ITEM 4.     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The  following  table  sets  forth  certain   information   regarding  the
beneficial ownership of our common stock and series A and series B preferred stock as of July 31, 2001 by:

     o each person known by us to beneficially own more than 5% of the outstanding shares of common stock, preferred stock or series B preferred stock;
     o      each of our directors and named executive officers; and
     o      our directors and executive officers as a group.

    Each share of common stock and series A preferred stock is entitled to one vote per share while each share of series B preferred stock is entitled to twenty votes per share. The shares of series A preferred are convertible into shares of common stock at anytime. The shares of series B preferred stock are convertible into shares of common stock upon specified events.

                                                             Series A                  Series B

                                     Common Stock         Preferred Stock           Preferred Stock
                                     ------------         ---------------           ---------------

Name and Address of                         Percent                 Percent                    Percent
Beneficial Owner (1)                No.          of         No.          of           No.           of
                                 Shares       Class      Shares       Class        Shares        Class
                                 ------       -----      ------       -----        ------        -----

Best Worth Agents, Ltd. (2)          --         --    3,721,050         100%    1,006,513         100%
U.S. Heritage Capital Corp.     148,000      11.17%          --          --            --          --
5770 Wulff Run Road
Cincinnati, OH 45233

Ray L. Sloan                    120,000       9.06%         --          --            --           --
8728 CR 1016
Burleson, TX 76028

Jeremy F. Watson                100,000       7.55%         --          --            --           --

Thammatinna Thammaradi               --         --          --          --            --           --

Leonard Orrin                        --         --          --          --            --           --

David Dikinis                        --         --          --          --            --           --

Dr. Aphichart Fufuangvanich      27,000       2.04%         --          --            --           --

Terrance C. Cuff                100,000       7.55%         --          --            --           --

Timothy Matula                  101,250       7.64%         --          --            --           --

Thiti Fufuangvanich                  --         --          --          --            --           --

Alson Lee                            --         --          --          --            --           --

All Officers and Directors      328,250      24.78%         --          --            --           --
as a group (nine (9)
persons,including the
foregoing)


--------------------

(1) Unless otherwise indicated, the address of each beneficial owner is the care of Topaz Group Incorporated, Inc., 126/1 Krungthonburi Road, Banglampoo Lang, Klongsarn, Bangkok 10600 Thailand.

(2) Jariya Sae-Fa is the beneficial owner of Best Worth Agents, Ltd. and the sister of Dr. Aphichart Fufuangvanich, who is also one of our directors.

ITEM 5.     DIRECTORS AND EXECUTIVE OFFICERS

    Our directors and executive officers and their present positions with us are as follows:

NAME                             AGE     POSITION
Jeremy F. Watson                  60      Chairman of the Board of Directors
Dr. Aphichart Fufuangvanich       51      Director and President
Thammatinna Thammaradi            40      Director and Executive Vice President
Terrance C. Cuff                  38      Director and Chief Financial Officer
Timothy Matula                    40      Director and Treasurer
Leonard T. Orrin                  53      Director and Director of Sales
Thiti Fufuangvanich               22      Director and Director of Research
                                          and Development
David Dikinis                     48      Independent Director
Alson Lee                         74      Independent Director

    JEREMY F. WATSON has served as Chairman of the Board of Directors since September 1999. From March 1996 to February 1998, he served as Regional Vice President for Fritz Gegauf, A.G. From October 1973 to February 1996, Mr. Watson served in various positions at The Singer Company, the last being Managing Director of China Operations. He is a Fellow of the Institute of Chartered Accountants in England and Wales.

    DR. APHICHART FUFUANGVANICH has served us as president and as a director since February 2001. He has worked within the manufacturing and sales business for over 30 years. Dr. Aphichart Fufuangvanich has extensive experience within this field and has spent the last five years consulting to various stone manufacturing and sales companies, including Topaz Group. Dr. Apichart is the father of director Thiti Fufuangvanich.

    THAMMATINNA THAMMARADI has served as an executive vice president since February 2000 and a director since September 1999, and has served as a director of Topaz Group since September 1999. She has been involved in the jewelry industry for over 10 years. She received an MBA in finance from the University of Denver and a Bachelors Degree in Economics from Thammasat University, Bangkok.

    TERRANCE C. CUFF has served us as chief financial officer and as a director since February 2001. From January 1994 to February 2000, he was the President and a shareholder of Business Exchange Center, Inc., a merger & acquisitions firm. Prior to holding the President position he served as senior valuation analyst, from 1989 to 1994 with the same firm.

    TIMOTHY MATULA has served us as treasurer and as a director since February 2001. He is currently a principal in Quantum Capital Advisors, a money management and corporate advisory firm. He is also currently a member of the Board of Directors at Eat at Joe's, Inc. From 1994 to 1997, Mr. Matula served as Assistant Vice President of and Quantum Portfolio Manager at Prudential Securities.

    LEONARD T. ORRIN has served as director of sales and as a director for Topaz Group since September 1999 and the Director of Sales for Topaz Group's subsidiaries since August 1995. Previously, he provided consulting services to various stone manufacturing and sales firms.

    THITI FUFUANGVANICH has served as a director and the director of research and development since February 2001. From 1996 to 1999, he was a member of the Faculty of Engineering at Chulalongkorn University. He was the President of Student Government at Chulalongkorn University in 1999. Thiti Fufuangvanich is the son of director Dr. Aphichart Fufuangvanich.

    DAVID DIKINIS has served us as an independent director since February 2001. He is the founder of Gemstones.com, Amulet, Gemstone and Jewelry Catalog and Talisman Catalog each of which he established 1985. Mr. Dikinis is a Gemologist (GIA) and former board member of the American Gem Trade Association
(AGTA).

    ALSON LEE has served us as an independent director since February 2001. He served in various functions within The Singer Company, including Vice President Pacific Region. Since retiring from The Singer Company, he has worked as a volunteer executive with the International Executive Service Corps with project assignments in Estonia from November 1993 to December 1993, Russia from May 1996 to June 1996, and Kazakhstan from September 1997 to October 1997. Mr. Lee also is a certified public accountant in the State of New York and the District of Columbia.

ELECTION OF OFFICERS AND DIRECTORS

    All of our directors hold office until the next annual meeting of shareholders and until their successors have been elected and qualified. Our officers are elected by the Board of Directors at the first Board of Directors' meeting after each annual meeting of shareholders and hold office until their death, until they resign or until they have been removed from office.

ITEM 6.     EXECUTIVE COMPENSATION

    The following table provides certain summary information concerning the compensation that will be paid on an annualized basis to the our chief executive officer and the three (3) other most highly paid executive officers for all services to be rendered in all capacities to us during the fiscal years ended December 31, 1998, 1999 and 2000.

                                                     Summary Compensation Table

                                      Annual Compensation                      Long-Term Compensation
                                      -------------------                      ----------------------
                                                        Other           Restricted     Securities
Name and Principal    Fiscal    Salary                  Annual          Stock          Underlying    All Other
Position              Year         ($)       Bonus      Compensation    Awards         Options       Compensation
------------------    ------    ------     -------      ------------    ----------     ----------    ---------
Kasem                 2000      29,653        0              0              0              0              0
Chitmunchaitham,      1999      31,710        0              0              0              0              0
President and Chief   1998       8,743        0              0              0              0              0
Executive Officer
                                                                 (1)

    We did not grant stock options in 2000.

    No executive officer held stock options during the 2000 fiscal year. As of the date of this registration statement, no executive officer holds stock options.

2001 STOCK OPTION PLAN

    Our board of directors adopted our stock option plan on May 15, 2001. Options granted under the plan may include those qualified as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, as well as non-qualified options. Employees as well as other individuals, such as outside directors and consultants of Topaz Group (and our affiliated corporations) who are expected to contribute to our future growth and success are eligible to participate in the plan. However, incentive stock options may only be granted to persons who are employees of Topaz Group or certain of our affiliates on the date of grant. As of July 30, 2001 no options had been granted under the plan.

and/or non-qualified option will be granted, the number of shares to be subject to each option, and the date or dates each option will become exercisable.

    The following summary of the plan is qualified in its entirety by reference to the text of the plan, a copy of which is filed as an exhibit to this registration statement.

TYPES OF GRANTS AND AWARDS

    The plan permits the grant of options which are intended to either be "incentive stock options" within the meaning of Section 422 of the Code, or "non-qualified stock options", which do not meet the requirements of Section 422 of the Code.

ELIGIBILITY

    All employees (including officers), directors and consultants of Topaz Group and our affiliated corporations are eligible to be granted options under the plan. We currently have 2,000 employees. Employees under the Queen's Sponsored Program or outside subcontractors are not eligible for options.

STOCK SUBJECT TO THE PLAN

    The  total  number of shares  of  common  stock for which  options  may be granted  under  the  plan  may  not  exceed  1,000,000,  subject  to  possible adjustment in the future, including adjustments in the event of a recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction affecting our common stock. Any shares of common stock subject to any option, which for any reason expires, is canceled or is terminated unexercised will again become available for granting of options under the plan. However, once this registration statement becomes effective, none of our employees may be granted options individually with respect to more than 2,000,000 shares of common stock during any calendar year.

ADMINISTRATION

    Once this registration statement becomes effective, the plan will be administered by a committee of the board of directors of two directors, each of whom is a "Non-Employee Director" within the meaning of regulations promulgated by the Securities and Exchange Commission and an "Outside Director," within the meaning of regulations promulgated by the U.S. Department of the Treasury. The stock option plan committee has the authority under the plan to determine the terms of options granted under the plan, including, among other things, the individuals who will receive options, the times when they will receive them, whether an incentive stock option and/or non-qualified option will be granted, the number of shares to be subject to each option, the date or dates each option will become exercisable (including whether an option will become exercisable upon certain reorganizations, mergers, sales and similar transactions involving The Topaz Group, Inc.), and the date or dates upon which each option will expire. The stock option plan committee has the authority, subject to the provisions of the plan, to construe the terms of option agreements and the plan; to prescribe, amend and rescind rules and regulations relating to the plan; and to make all other determinations in the judgment of the stock option plan committee necessary or desirable for the administration of the plan.

EXERCISE PRICE

    The exercise price of options granted under the plan is determined by the stock option plan committee, but in the case of an incentive stock option may not be less than:

o 100% of the fair market value of the common stock on the date the incentive stock option is granted; and

o 110% of such fair market value in the case of incentive stock options granted to an optionee who owns or is deemed to own stock possessing more than 10% of the total combined voting power of all classes of stock of Topaz Group.

    The exercise price is payable by delivery of cash or a check to the order of The Topaz Group in an amount equal to the exercise price of such options, or by any other means (including, without limitation, cashless exercise), which the board of directors determines are consistent with the purpose of the plan and with applicable laws and regulations.

TERMS AND CONDITIONS

    Options granted to employees and consultants may be granted for such terms as are established by the stock option plan committee, provided that, the term will be for a period not exceeding ten years from the date of the grant, and further provided that incentive stock options granted to a stockholder who is the beneficial owner of 10% of our common stock will be for a period not exceeding five years from the date of grant.

    Except to the extent otherwise determined by the stock option plan committee at the time of grant of a non-qualified stock option, if an optionee's relationship with Topaz Group is terminated for any reason other than "disability" or death, the option may be exercised at any time within three months thereafter to the extent exercisable on the date of termination. However, in the event that the termination of such relationship is either (a) for cause, or (b) otherwise attributable to a breach by the optionee of an employment or confidentiality or non-disclosure agreement, such option will terminate immediately.

    Except to the extent otherwise determined by the stock option plan committee at the time of grant of a non-qualified stock option, in the event of the death of an optionee while an employee of, or consultant or advisor to Topaz Group, within three months after the termination of such relationship (unless such termination was for cause or without the consent of Topaz Group) or within one year following the termination of such relationship by reason of the optionee's "disability", the option may be exercised, to the extent exercisable on the date of his or her death, by the optionee's legal representatives at any time within one year after death, but not thereafter and in no event after the date the option would otherwise have expired.

    An option may not be transferred other than by will or the laws of descent and distribution and may be exercised during the lifetime of the optionee only by the optionee.

    The stock option plan committee may accelerate the date or dates on which an option may be exercised, or extend the dates during which an option may be exercised, provided, that no such acceleration or extension with cause any option intended to be an incentive stock option to fail to qualify as an incentive stock option, or cause the plan or any option granted thereunder to fail to comply with applicable short-swing profit rules promulgated by the Securities and Exchange Commission.

    The stock option plan committee may include additional provisions in option agreements, including without limitation, restrictions on transfer, repurchase rights, rights of first refusal, commitments to pay cash bonuses or to make, arrange for or guaranty loans or to transfer other property to optionees upon exercise of options, provided, that such additional provisions will not be inconsistent with the requirements of applicable law and such additional provisions will not cause any option intended to be an incentive stock option to fail to qualify as an incentive stock option.

EMPLOYMENT AGREEMENTS

    As of the date of this registration statement, Topaz Group has no employment agreements with any of its executive officers.

DIRECTOR COMPENSATION

    There is no compensation for directors either on an annual basis or for attendance at board meetings.

ITEM 7.     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    During the fiscal year ended December 31, 1999, we exchanged an aggregate of $905,369 of gemstones from Calibration of Gems Factory Co., Ltd., Well Gems & Jewelry Co., Ltd. and Trillion Royal Grand Company Limited, companies controlled by Dr. Aphichart Fufuangvanich. Dr. Aphichart is a director of the Topaz Group. These transactions were negotiated at arms length and the prices paid for the gemstones were no less favorable than those we could have obtained from independent parties on the open market.

    Ms. Jariya Sae-Fa, a director of our wholly owned subsidiary Creative through January 2001 and the managing member of Best Worth Agents, Ltd., had loaned The Topaz Group the cumulative amount of $543,929 as of December 31, 2000, $460,300 of which remains due and payable to Ms. Sae-Fa as of March 31, 2001. The loans from Ms. Sae-Fa have no term and do not bear interest. The debts are classified as a current liability and expected to be paid within the fiscal year.

ITEM 8.     LEGAL PROCEEDINGS

    We are not presently a party to any litigation material to our ongoing business operations or financial condition.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

EQUITY AND RELATED STOCKHOLDER MATTERS

    Our common  stock is quoted on the Pink  Sheets  Service  under the symbol
"TPAZ". The Pink Sheets Service is a quotation service operated by the National Quotation Bureau, LLC, a paper quotation medium printed weekly and distributed to brokers/dealers. The "Pink Sheets" does not impose listing standards or requirements, does not provide automatic trade executions, and does not maintain relationships with quoted issuers. Issuers whose securities are quoted on the "Pink Sheets" may experience a loss of market makers, a lack of readily available "bid" and "asked" prices for their securities, a greater spread between the "bid" and "asked" price for their securities, and a general loss of liquidity in their securities.

    As of July 27, 2001, we had 1,324,886 shares of common stock outstanding held by 562 stockholders of record.

    The following table sets forth the range of high and low bid prices of our common stock for the fiscal quarters of 1998, 1999 and 2000, and for the fiscal quarters ended March 31 and June 30, 2001. The quotations represent prices between dealers in securities, do not include retail mark-ups, markdowns or commissions and do not necessarily represent actual transactions.

                  1ST QTR.          2ND QTR.          3RD QTR.        4TH QTR.
                HIGH    LOW       HIGH    LOW        HIGH    LOW     HIGH    LOW
                ----    ---       ----    ---        ----    ---     ----    ---

1998            5.00   2.38       2.88    .34       1.19   .38       .63   .16

1999            1.06    .25       3.75    .56       1.19   .38       .75   .38

2000            1.25    .38       1.03    .42        .75   .36      1.55   .31

2001            1.25    .70       2.70   1.25       N/A    N/A       N/A    N/A

    The Topaz Group has not paid common stock dividends.

ITEM 10.    RECENT SALES OF UNREGISTERED SECURITIES

    We issued the following unregistered securities during the three-year period ended June 30, 2001.

    In April 1999, we entered into two separate exchange agreements with Best Worth Agents, Ltd., a British Virgin Islands corporation, to acquire all of the issued and outstanding preferred shares of Creative Gems and Jewelry Co., Ltd. and Advance Gems and Jewelry Co., Ltd., both Thai corporations. According to the terms of the exchange agreements, Topaz acquired 99.7% of the voting and dividend participation rights in each Thai company from Best Worth in consideration for which Topaz issued to Best Worth all shares of series A convertible voting and participating preferred stock. The terms of the preferred stock provide Best Worth with the right to one vote for each share of preferred stock on all matters voted on by holders of our common stock, as well as the right to receive dividends paid to preferred shareholders by The Topaz Group Incorporated. We issued shares of our preferred stock to Best Worth in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. We believe that the exemption afforded by
Section 4(2) of the Securities Act is applicable to the Best Worth Transaction because it was a sale of securities by an issuer not involving a public offering, and the shares were offered to a single accredited investor in an offering not involving a general solicitation.

    In September 2000, we issued warrants to purchase an aggregate of 32,884 shares of common stock to three consultants as compensation for services rendered to us. The names of the persons to whom these securities were issued and the number of shares of our common stock issuable to each person upon exercise of the warrants by such person are as follows:

      NAME                          COMMON SHARES ISSUABLE

      Timothy Matula                        4,933

      Terrance C. Cuff                     12,179

      Herbert H. Wax                       15,772

    We issued these warrants to each consultant in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. We believe that the exemption afforded by Section 4(2) of the Securities Act is applicable to this placements because it was a sale of securities by an issuer not involving a public offering, and the shares were offered to three accredited or sophisticated investors in an offering not involving a general solicitation.

    On May 5, 1999, we issued 210,000 shares of common stock each to Jim Fain and Sakon, Ltd. In consideration for services rendered in connection with the share exchange between Topaz Group Incorporated and Best Worth Agents, Ltd. Both sales were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

ITEM 11.    DESCRIPTION OF SECURITIES

    The authorized capital stock of the Topaz Group consists of one hundred million shares of common stock, 1,324,886 of which were outstanding as of June 25, 2001, and held of record by approximately 562 shareholders, and fifty million shares of preferred stock. Of the preferred stock, we have authorized 26,000,000 shares of Series A and 10,000,000 shares of Series B, of which 3,721,050 and 1,006,513 shares, respectively, were issued and outstanding as of June 25, 2001. The following summaries of certain provisions of the common stock and certain of the rights and privileges of the preferred stock do not purport to be complete and are subject to, and qualified in their entirety by, the provisions of our Restated Articles of Incorporation, Bylaws, and the Certification of Designation of series A preferred stock and series B preferred stock, each of which is included as an exhibit to this registration statement, as well as and by the provisions of applicable law.

COMMON STOCK

    The holders of our common stock:

    are entitled to one vote per share on all matters to be voted on by stockholders generally, including the election of directors;

    do not have cumulative voting rights;

    do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto;

    are entitled to dividends and other distributions as may be declared from time to time by the board of directors out of any funds legally available for that purpose; and,

    will, upon the liquidation, dissolution or winding up of Topaz Group Incorporated, share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all of the our liabilities and the payment of the liquidation preference of any outstanding preferred stock, if such stock is at any time authorized, issued and outstanding.

    All shares of our common stock now outstanding are fully paid and non-assessable. Reference is made to the our Articles of Incorporation, By-Laws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of the holders of our common stock.

SERIES A AND SERIES B PREFERRED STOCK

    Our Board of Directors has authorized the issuance of two series of preferred stock, designated as series A preferred stock, consisting of 26,000,000 shares, par value $.001 per share and series B preferred stock, consisting of 10,000,000 shares, par value $.001 per share. A certificate of designation filed with the secretary of state of Nevada governs the terms and conditions of the series A and series B preferred stock. Except as otherwise provided herein, the series A preferred stock and the series B preferred stock shall rank on a parity with each other, shall have the same rights, preferences and privileges, and shall collectively referred to herein as the "preferred stock." The following is a brief description of key terms of the preferred stock.

    DIVIDENDS.

    The holders of shares of the preferred stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of our assets legally available therefore, non-cumulative dividends on a pro rata basis with all other holders of preferred stock (as adjusted for any stock dividends, combinations or splits with respect to such stock).

    Each fractional share of preferred stock outstanding shall be entitled to a ratably proportionate amount of any dividends or other distributions made with respect to each outstanding share of preferred stock, and all such distributions shall be payable in the same manner and at the same time as distributions on each outstanding share of preferred stock.

    PREFERENCES ON LIQUIDATION.

    In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of preferred stock shall be entitled to receive out of our assets, for each share of preferred stock then outstanding, before any payment or distribution shall be made in respect of our common stock, cash in an amount equal to (i) $0.001 (as adjusted for any stock dividend, split, combination, recapitalization or similar transaction with respect to the capital stock of the Corporation), plus an amount equal to all accrued or declared but unpaid dividends thereon to the date of such payment, and (ii) the pro rata share of any proceeds, treating the preferred stock as if converted into shares of common stock.

    If upon our liquidation, dissolution, or winding up, our assets available for distribution to our stockholders shall be insufficient to pay the holders of the preferred stock the full liquidation preference, the holders of the preferred stock shall all share in any distribution of assets, each getting a relative share of the distribution based on their relative holdings of the preferred stock.

    CONVERSION RIGHTS

    Each share of series A preferred stock shall be convertible, at the option of the holder thereof and without the payment of additional consideration by the holder thereof, at any time, into one share of common stock.

    FORCED CONVERSION

    We may force a conversion of the series A preferred stock if we sell our common stock in a public offering at a price to the public of at least $4.00 per share and in which we receive more than $5,000,000 in gross proceeds or if we sell all or substantially all of our assets or capital stock to another entity. The series B preferred stock will automatically convert into common stock on a one-to-one basis immediately prior to either the sale of all of our capital stock to a third party or the merger of The Topaz Group into another surviving company.

    VOTING RIGHTS

    Except as otherwise required by applicable law, the holders of preferred stock shall be entitled to vote on all matters on which the holders of common stock shall be entitled to vote, in the same manner and with the same effect as the holders of common stock, voting together with the holders of common stock as a single class. For this purpose, the holders of preferred stock shall be given notice of any meeting of stockholders as to which the holders of common stock are given notice in accordance with our bylaws.

    As to any matter on which the holders of preferred stock shall be entitled to vote, each holder of series A preferred stock shall have a number of votes per share equal to the number of shares of common stock into which such share of preferred stock is convertible.

    As to any matter on which the holders of preferred stock shall be entitled to vote, each holder of series B preferred stock shall have a number of votes per share of series B preferred stock equal to twenty (20) times the number of shares of common stock into which such share of series B preferred stock is convertible.

    So long as any shares of preferred stock are outstanding, we will not

          (a) alter or change any of the powers preferences, privileges, or rights of the series A or series B preferred stock; or

          (b) amend the provisions of the certificate of designation changing the seniority, liquidation, conversion or other rights of the series A or series B preferred stock, without first obtaining the approval of the holders of at least a majority of the outstanding shares of series A or series B preferred stock, as applicable.

ANTI-TAKEOVER EFFECTS OF OUR ARTICLES OF INCORPORATION AND BY-LAWS

    Some provisions of our Articles of Incorporation and By-Laws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. These provisions include:

    Authorized But Unissued Shares. The authorized but unissued shares of common stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock could render more difficult or discourage an attempt to gain control of us by means of a proxy contest, tender offer, merger or otherwise.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is Transfer Online, Inc. and is located at 227 SW Pine Street, Suite 300, Portland Oregon 97204.

ITEM 12.    INDEMNIFICATION OF OFFICERS AND DIRECTORS

LIMITATION ON DIRECTOR'S LIABILITY

    Under Nevada Revised Statutes Section 78.7502 and 78.751, our articles of incorporation and bylaws provide us with the power to indemnify any of our directors, officers, employees or agents. The director, officer, employ or agent must have conducted himself in good faith and reasonably believe that his conduct was in, or not opposed to our best interests. In a criminal action the director, officer, employee or agent must not have had a reasonable cause to believe his conduct was unlawful. Advances for expenses may be made if the director affirms in writing that he believes he has met the standards and that he will personally repay the expense if it is determined he did not meet the standards.

    We will not indemnify a director or officer adjudged liable due to his negligence or willful misconduct toward us, adjudged liable to us, or if he improperly received personal benefit. Indemnification in a derivative action is limited to reasonable expenses incurred in connection with the proceeding.

    We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered for resale, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 13.    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

    None

                     CONSOLIDATED FINANTIAL STATEMENTS AND
               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                               C O N T E N T S

                                                                      Page


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                     F-3


FINANCIAL STATEMENTS

      CONSOLIDATED BALANCE SHEETS                                      F-4

      CONSOLIDATED STATEMENTS OF EARNINGS                              F-5

      CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY                   F-6

      CONSOLIDATED STATEMENTS OF CASH FLOWS                            F-7

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                       F-8

              Report of Independent Certified Public Accountants


Board of Directors
The Topaz Group, Inc.

We have audited the accompanying consolidated balance sheets of The Topaz Group, Inc. and Subsidiaries as of December 31, 1999 and 2000 and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Topaz Group, Inc. and Subsidiaries as of December 31, 1999 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


/s/ Grant Thornton LLP
----------------------
Seattle, Washington
March 14, 2001 (except for note N as to which the
   date is July 9, 2001)

                     The Topaz Group, Inc. and Subsidiaries

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                         December 31,            March 31,
                                  ----------------------------  -------------
                                      1999           2000           2001
                                  -------------  -------------  -------------
                                                                 (unaudited)
CURRENT ASSETS
   Cash and cash equivalents       $   574,439   $   321,734   $      163,469
   Accounts receivable, net of
     allowance of
     $606,384, $923,474, and
     $788,037                        2,089,413     3,299,161        2,745,612
   Receivables from related
   parties                             905,369        19,456          210,135
   Inventories                      18,488,948    20,626,502       21,013,738
   Prepaid expenses and deposits       230,660       196,376          451,353
                                   -----------   -----------      -----------

         Total current assets       22,288,829    24,463,229       24,584,307

PROPERTY AND EQUIPMENT - NET         2,030,502     2,127,733        2,151,429

OTHER ASSETS                            54,828        31,876           33,253
                                   -----------   -----------      -----------

         Total assets              $24,374,159   $26,622,838   $   26,768,989
                                   ===========   ===========      ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Line of credit                  $        --   $   775,162   $      493,425
   Accounts payable                  5,000,979     4,401,675        3,846,763
   Accrued liabilities                 301,711       473,177          513,727
   Payables to related party           616,269       871,298          748,991
   Notes payable                     1,736,947            --               --
                                   -----------   -----------      -----------

         Total current               7,655,906     6,521,312        5,602,906
         liabilities

REDEEMABLE ORDINARY SHARES           5,576,697     4,823,937        4,646,202

COMMITMENTS                               --            --            --

STOCKHOLDERS' EQUITY
   Class A preferred stock,
     liquidation preference of
     $9,252,879, $10,153,954
     and $10,979,292                 5,127,654     4,827,477        4,483,724
   Class B preferred stock,
     liquidation preference of              --         1,007            1,007
     $0, $2,541,646 and
     $2,748,237
   Common stock                            763         1,025           1,325
   Additional paid in capital           43,052       402,474         745,927
   Retained earnings                 5,970,087    10,045,606      11,287,898
                                   -----------   -----------     -----------
                                    11,141,556    15,277,589      16,519,881
                                   -----------   -----------     -----------

         Total liabilities and   $  24,374,159   $26,622,838   $  26,768,989
         stockholders' equity    ============= =============   =============


The accompanying notes are an integral part of these statements.

                     The Topaz Group, Inc. and Subsidiaries (Loss)

                      CONSOLIDATED STATEMENTS OF EARNINGS


                                             Year ended December 31,              Three months ended March 31,
                                   --------------------------------------------  ----------------------------
                                       1998             1999            2000           2000             2001
                                   -------------   -------------   -------------   -------------    ------------
                                                                                     (unaudited)     (unaudited)

Sales                               $ 18,886,737    $ 19,881,283    $ 32,483,043    $  4,466,439    $  4,586,282
Cost of goods sold                    10,976,881      11,025,824      23,488,062       3,305,165       3,280,297
                                    ------------    ------------    ------------    ------------    ------------
   Gross profit                        7,909,856       8,855,459       8,994,981       1,161,274       1,305,985
Selling, general and                   4,154,545       4,346,100       4,136,931       1,113,748         838,782
administrative expenses
                                    ------------    ------------    ------------    ------------    ------------
   Earnings from operations            3,755,311       4,509,359       4,858,050          47,526         467,203
Other income (expense)
    Exchange rate gain (loss)         (3,722,629)        320,075          86,164          10,850          93,357
    Interest expense                    (235,932)        (79,399)       (101,256)        (14,054)        (14,603)
    Interest income                      153,434          18,224           4,114              --              --
    Gain (loss) on remeasurement       4,580,806       1,455,855        (831,288)       (335,521)        681,665
    Other, net                           108,620         111,479          60,249          18,267          14,670
                                    ------------    ------------    ------------    ------------    ------------
                                         884,299       1,826,234        (782,017)       (320,458)        775,089
                                    ------------    ------------    ------------    ------------    ------------
Earnings (loss) before                 4,639,610       6,335,593       4,076,033        (272,932)      1,242,292
extraordinary item

Extraordinary item - gain on debt             --         803,589              --              --              --
restructuring
                                    ------------    ------------    ------------    ------------    ------------
Net earnings (LOSS)                 $  4,639,610    $  7,139,182    $  4,076,033    $   (272,932)   $  1,242,292
                                    ============    ============    ============    ============    ============

Earnings (loss) per share before
extraordinary item:

   Basic                            $     (10.00)   $       4.71    $       4.91    $      (0.36)   $       1.06
                                    ============    ============    ============    ============    ============
   Diluted                          $     (10.00)   $       1.15    $       0.72    $      (0.36)   $       0.21
                                    ============    ============    ============    ============    ============
NET EARNINGS (LOSS) PER SHARE:
   Basic                            $     (10.00)   $       5.77    $       4.91    $      (0.36)   $       1.06
                                    ============    ============    ============    ============    ============
   Diluted                          $     (10.00)   $       1.30    $       0.72    $      (0.36)   $       0.21
                                    ============    ============    ============    ============    ============


The accompanying notes are an integral part of these statements.

                     The Topaz Group, Inc. and Subsidiaries

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
             Years ended December 31, 1998, 1999 and 2000, and the
                three months ended March 31, 2001 (unaudited)


                                    Thai       Class A        Class B                                                   Additional
                               Preferred      Preferred      Preferred     Subscriptions   Ordinary         Common        Paid-In
                                   Stock          Stock          Stock     Receivable        Shares          Stock        Capital
                              ----------      ---------      ---------     -------------  ---------      ---------     -----------
Balance at January 1, 1998            $-             $-             $-  $   (2,118,651)  $  7,642,284    $        --  $         --
Subscriptions received                --             --             --      (1,883,729)            --             --            --
Dividends                             --             --             --              --             --             --            --
Issuance of Class B
  Preferred and
  Ordinary shares
  totaling 9,800,000
  and 200,000,
  respectively                 2,404,920             --             --              --         49,080             --            --
Net earnings for the
  year                                --             --             --              --             --             --            --
                            ------------   ------------   ------------    ------------   ------------    -----------  ------------
Balance at December 31,        2,404,920             --             --      (4,002,380)     7,691,364             --            --
1998

Issuance of Thai
  Preferred and
  Ordinary shares
  totaling 9,800,000
  and 200,000,
  respectively, on
  February 19, 1999            2,593,080             --             --              --         52,840             --            --
Issuance of Thai
  Preferred and
  Ordinary shares
  totaling 490,000 and
  510,000, respectively
  on March 1, 1999               129,654             --             --              --        134,742             --            --
Payment of subscription
  receivable                          --             --             --       4,002,380            --              --            --
Share exchange
  agreement on May 1, 1999    (5,127,654)    5,127,654             --               --     (7,878,946)           763         3,052
Warrants issued for
  services                            --             --             --              --             --             --        40,000
Dividends                             --             --             --              --             --             --            --
Net earnings for the
  year                                --             --             --              --             --             --            --
                            ------------   ------------   ------------    ------------   ------------    -----------  ------------
Balance at December 31,               --      5,127,654             --              --             --            763        43,052
1999

Conversion of preferred
  stock into common                   --       (299,684)            --              --             --            262       299,422
Issuance of additional
  preferred shares
  under exchange
  agreement                           --            514             --              --             --             --            --
Re-designation of
  preferred shares                    --         (1,007)         1,007              --             --             --            --
Warrants issued for
  services                            --             --             --              --             --             --        60,000
Net earnings for the
  year                                --             --             --              --             --             --            --
Balance at December 31,
2000                                  --      4,827,477          1,007              --             --          1,025       402,474
                            ------------   ------------   ------------  --------------   ------------   ------------  ------------
Conversion of Preferred
Stock into Common                     --       (343,753)            --              --             --            300       343,453
Net earnings for the
  three months                        --             --             --              --             --             --            --
                            ------------   ------------   ------------  --------------   ------------   ------------  ------------
Balance at March 31,        $         --   $  4,483,724   $      1,007  $         --     $         --   $      1,325  $    745,927
2001                        ============   ============   ============  ==============   ============   ============  ============


                                                                 F-6



                                Retained
                                Earnings             Total
                                --------             -----
Balance at January 1, 1998    $  9,195,905   $ 14,719,538
Subscriptions received                  --     (1,883,729)
Dividends                      (12,270,000)   (12,270,000)
Issuance of Class B
  Preferred and
  Ordinary shares
  totaling 9,800,000
  and 200,000,
  respectively                          --      2,454,000
Net earnings for the
  year                           4,639,610      4,639,610
                              ------------   ------------
Balance at December 31, 1998     1,565,515      7,659,419
Issuance of Thai
  Preferred and
  Ordinary shares
  totaling 9,800,000
  and 200,000,
  respectively, on
  February 19, 1999                     --      2,645,920
Issuance of Thai
  Preferred and
  Ordinary shares
  totaling 490,000 and
  510,000, respectively
  on March 1, 1999                      --        264,396
Payment of subscription
  receivable                            --      4,002,380
Share exchange
  agreement on May 1, 1999              --     (7,875,131)
Warrants issued for
  services                              --         40,000
Dividends                       (2,734,610)    (2,734,610)
Net earnings for the
  year                           7,139,182      7,139,182
                              ------------   ------------
Balance at December 31, 1999     5,970,087     11,141,556

Conversion of preferred
  stock into common                     --             --
Issuance of additional
  preferred shares
  under exchange
  agreement                           (514)            --
Re-designation of
  preferred shares                      --             --
Warrants issued for
  services                              --         60,000
Net earnings for the
  year                           4,076,033      4,076,033
                              ------------   ------------
Balance at December 31, 2000    10,045,606     15,277,589
Conversion of Preferred
Stock into Common                       --             --
Net earnings for the
  three months                   1,242,292      1,242,292
                              ------------   ------------
Balance at March 31, 2001     $ 11,287,898   $ 16,519,881
                              ============   ============

The accompanying notes are an integral part of this statement.

                     The Topaz Group, Inc. and Subsidiaries

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                            Year ended December 31,          Three months ended March 31,
                                                  -----------------------------------------  --------------------------
Increase (Decrease) in Cash and Cash                 1998          1999           2000          2000          2001
Equivalents                                       ------------  ------------  -------------  ------------  ------------
Cash flows from operating activities
   Net earnings                                    $ 4,639,610   $ 7,139,182   $ 4,076,033   $  (272,932)  $ 1,242,292
   Adjustments to reconcile net
     earnings to net
     cash provided by (used in)
     operating activities
     Depreciation and amortization                     163,685       161,605       145,307        37,329        32,634
     Remeasurement of redeemable                            --    (2,302,249)     (752,760)      (48,093)     (177,735)
        ordinary shares
     Warrants granted for services                          --        40,000        60,000        30,000            --
     Changes in assets and liabilities:
        Receivables                                   (508,830)    1,015,271      (323,835)      296,965       362,870
        Inventories                                 (5,454,770)   (8,483,736)   (2,137,554)   (1,619,534)     (387,236)
        Prepaid expenses and                             2,378       730,997        57,236         8,211      (256,354)
          deposits/other assets
        Payables                                     1,608,092       294,217      (476,890)   (1,158,005)   (1,425,847)
        Accrued liabilities                            (46,803)        5,886       304,081       423,468       789,178
          Net cash provided by (used                   403,362    (1,398,827)      951,618    (2,302,591)      179,802
          in) operating activities
Cash flows from investing activities
   Purchases of property and equipment                      --      (146,931)     (242,538)     (118,979)      (56,330)
          Net cash used in investing                        --      (146,931)     (242,538)     (118,979)      (56,330)
          activities
Cash flows from financing activities
   Payment on notes payable, net                       516,262      (493,890)   (1,736,947)    1,869,823            --
   Borrowings (payments) on line of                         --            --       775,162       377,295      (281,737)
   credit, net
   Proceeds from issuance of share                   2,454,000     6,916,511            --            --            --
   capital
   Subscriptions received                           (1,883,729)           --            --            --            --
   Dividends paid                                           --    (6,085,321)           --            --            --
                                                   -----------   -----------   -----------   -----------   -----------
          Net cash provided by (used                 1,086,533       337,300      (961,785)    2,247,118      (281,737)
            in) financing activities
                                                   -----------   -----------   -----------   -----------   -----------
Net increase (decrease) in cash and                  1,489,895    (1,208,458)     (252,705)     (174,452)     (158,265)
cash equivalents
Cash and cash equivalents at the                       293,002     1,782,897       574,439       574,439       321,734
beginning of period
                                                   -----------   -----------   -----------   -----------   -----------
Cash and cash equivalents at the end               $ 1,782,897   $   574,439   $   321,734   $   399,987   $   163,469
of period                                          ===========   ===========   ===========   ===========   ===========

Supplemental disclosure of cash flow information:
   Cash paid during the period
     Interest                                      $        --   $    79,279   $    93,576   $    14,000   $    14,500
                                                   ===========   ===========   ===========   ===========   ===========
Noncash Financing Activities:
     Settlement of related party
        receivable in lieu of
        payment of declared and
        accrued dividends                          $ 3,932,811   $ 4,986,478   $        --   $        --   $        --
                                                   ===========   ===========   ===========   ===========   ===========

The accompanying notes are an integral part of these statements.

                     The Topaz Group, Inc. and Subsidiaries

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   December 31, 1998, 1999 and 2000, and the
            three months ended March 31, 2000 and 2001 (unaudited)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Topaz Group, Inc. (the Company) is a Nevada corporation which, through its subsidiaries, is involved in the manufacture and sale of jewelry and the polishing, cutting, and selling of precious and semi-precious gemstones, principally topaz gemstones. Sales are primarily to companies within the United States of America.

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

1.    BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned Thailand subsidiaries, Creative Gems & Jewelry Limited (Creative), Advance Gems & Jewelry Limited (Advance) and Advance Gems Manufacturing Co., Ltd (Advance Manufacturing) (collectively, the Subsidiaries). All significant intercompany accounts and transactions have been eliminated.

Best Worth Agents Limited (Best Worth) owned 100% of the issued and outstanding preferred stock of Creative and Advance, which constituted 99.7% of the voting and dividend rights of Creative and Advance. On May 1, 1999, Best Worth entered into a share exchange agreement that was consummated on September 1, 1999. On September 1, 1999, Best Worth transferred 100% of its preferred shares in Advance and Creative in exchange for 100% (22,375,000 shares) of the voting convertible preferred stock of Chancellor Corporation, a non operating public shell company. Chancellor subsequently changed its name to Topaz Group, Inc. The transaction resulted in the Company becoming the accounting acquirer, whereby Creative and Advance become subsidiaries of the Company and the historical financial statements of Creative and Advance become those of The Topaz Group, Inc. and Subsidiaries. Ordinary shares of Creative and Advance, representing 0.3% voting rights, remain outstanding to individual shareholders of those companies (see note J).

During August 2000, the Company formed Advanced Gems Manufacturing Co., Ltd. The wholly-owned subsidiary of Advance was formed for Thailand statutory tax purposes.

2.    REVENUE RECOGNITION

Revenue is recognized when goods are shipped to customers.

3.    CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company maintains its cash accounts in several Thai financial institutions. The Company has not experienced any losses in connection with its deposits.

4.    INVENTORIES

Inventories are stated at the lower of cost or market. Cost is determined using a moving average method.

5.    PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation and amortization is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, which range from five to twenty years. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter.

                     The Topaz Group, Inc. and Subsidiaries

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   December 31, 1998, 1999 and 2000, and the
            three months ended March 31, 2000 and 2001 (unaudited)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

6.    ADVERTISING EXPENSES

The Company expenses the cost of advertising as it occurs. Advertising expenses for the years ended December 31, 1998, 1999 and 2000 totaled approximately $114,000, $93,000 and $341,000, respectively. Advertising expenses for the three months ended March 31, 2000 and 2001, were $56,000 and $78,000, respectively.

7.    FUNCTIONAL CURRENCY AND REMEASUREMENT.

The Company's Thai subsidiaries maintain their books and records in Thai Baht. However, their functional currency is the US dollar. Monetary assets and liabilities and related income and expense items are remeasured using current rates. Certain nonmonetary assets (notably property and equipment) are remeasured at historical rates. Other nonmonetary balance sheet items and related revenues, expenses, gains and losses are remeasured using average exchange rates. Gains or losses on remeasurement to U.S. dollars from Thai Baht are included in the Consolidated Statements of Earnings.

8.    SEGMENT INFORMATION

The Company has adopted Statement of Financial Accounting Standard No. 131, Disclosures About Segments of an Enterprise and Related Information, (SFAS
131) which requires companies to present financial information on individual segments. The Company currently operates in one segment, and therefore, the adoption had no effect on the Company's financial statements except for the inclusion of geographic areas information.

9.    EARNINGS PER SHARE

Basic earnings per share is computed on the basis of the weighted average number of common shares outstanding. Diluted earnings per share is computed on the basis of the weighted average number of common shares outstanding plus the effect of outstanding preferred shares using the "if-converted" method, and outstanding stock warrants using the "treasury stock" method.

The components of basic and diluted earnings per share were as follows:

                               Year ended December 31,             Three months ended
                                                                       March 31,
                        --------------------------------------   -----------------------
                          1998           1999          2000         2000         2001
                        ----------    ----------   -----------   ----------  -----------
BASIC
Net earnings (loss)
  before
  extraordinary item    $4,639,610    $6,335,593   $4,076,033    $(272,932)  $1,242,292
Preferred stock
dividends              (12,270,000)   (2,734,610)           -            -            -
                        ----------    ----------   -----------   ----------  -----------

Net earnings (loss)
  available to
  common shareholders
  before extraordinary
  item                 $(7,630,390)    $3,600,983   $4,076,033    $(272,932)  $1,242,292
Extraordinary item             -         803,589            -            -            -
                        ----------    ----------   -----------   ----------  -----------

Net earnings (loss)
  available to
  common shareholders
  after extraordinary
  item                 $(7,630,390)    $4,404,572   $4,076,033    $(272,932)  $1,242,292
                        ==========    ==========   ===========   ==========  ===========

Weighted average
  outstanding
  shares of common
  stock                   763,000       763,000       829,727       763,000   1,174,886


                     The Topaz Group, Inc. and Subsidiaries

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   December 31, 1998, 1999 and 2000, and the
            three months ended March 31, 2000 and 2001 (unaudited)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)



                                                                 Three months ended
                               Year ended December 31,               March 31,
                        ----------------------------------   -----------------------
                              1998        1999        2000         2000         2001
                        ----------  ----------  ----------  -----------   ----------

Net earnings (loss)
  per share before
  extraordinary item    $   (10.00) $     4.71  $     4.91  $     (0.36)  $     1.06
                        ==========  ==========  ==========  ===========   ==========

Net earnings (loss)
per share               $   (10.00)  $     5.77  $     4.91  $     (0.36)  $     1.06
                        ==========  ==========  ==========  ===========   ==========

DILUTED
Net earnings (loss)
  available to
  common shareholders
  before extraordinary
  item                 $(7,630,390)  $3,600,983  $4,076,033  $  (272,932)  $1,242,292
Impact of assumed
conversion of
preferred stock                 --   2,734,610          --           --           --
                        ----------  ----------  ----------  -----------   ----------

Net earnings (loss)
  available to common
  shareholders before
  extraordinary item
  (including effect of
  assumed conversion)  $(7,630,390)  $6,335,593  $4,076,033  $  (272,932)  $1,242,292
Extraordinary item              --     803,589          --           --           --
                        ----------  ----------  ----------  -----------   ----------

Net earnings (loss)
  available to common
  shareholders after
  extraordinary item
  (including effect of
  assumed conversion)  $(7,630,390)  $7,139,182  $4,076,033  $  (272,932)  $1,242,292
                        ==========  ==========  ==========  ===========   ==========
Weighted average
  outstanding
  shares of common
  stock                    763,000     763,000     829,727      763,000    1,174,886

Dilutive effect of
preferred shares (1)            --   4,735,680   4,809,692           --    4,877,563
                        ----------  ----------  ----------  -----------   ----------
Common stock and
  potentially issuable
  common stock             763,000   5,498,680   5,639,419      763,000    6,052,449

Net earnings (loss)
  per share before
  extraordinary item    $   (10.00) $     1.15  $     0.72  $     (0.36)  $      0.21
                        ==========  ==========  ==========  ===========   ==========

Net earnings (loss)
per share               $   (10.00) $     1.30  $     0.72  $     (0.36)  $      0.21
                        ==========  ==========  ==========  ===========   ==========

(1) The dilutive effect of warrants outstanding during each of the presented periods was immaterial to these computations.

10.   FAIR VALUE OF FINANCIAL INSTRUMENTS

In assessing the fair value of financial instruments, the Company has used a variety of methods and assumptions, which are based on estimates of market conditions and risks existing at that time. For all financial instruments, including cash, accounts payable, accrued expenses, and notes payable, it was estimated that the carrying amount approximated fair value for these financial instruments because of their short maturities.

                     The Topaz Group, Inc. and Subsidiaries

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   December 31, 1998, 1999 and 2000, and the
            three months ended March 31, 2000 and 2001 (unaudited)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

11.   NEW AUTHORITATIVE ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, (SFAS 133). SFAS 133 (as amended by SFAS 138 in June 2000) establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. In July 1999, the Financial Account Standards Board issued SFAS No. 137 (SFAS 137), Accounting for Derivative Instruments and Hedging Activities-Deferral of Effective Date of SFAS 133. SFAS 137 deferred the effective date of SFAS 133 until the first quarter of fiscal years beginning after June 15, 2000. The Company does not currently hold derivative instruments or engage in hedging activities. The Company expects the adoption of SFAS 133, SFAS 137 and SFAS 138 will not have a material impact on its financial statements and related disclosures.

In  December  1999,  the  Securities  and  Exchange  Commission  issued  Staff
Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements. SAB 101 provides guidance on applying accounting principles generally accepted in the United States to revenue recognition in financial statements and is effective in the fourth quarter of all fiscal years beginning after December 15, 1999. The Company's accounting policies are consistent with the requirements of SAB 101, so the implementation of SAB 101 did not have an impact on the Company's operating results.

In April 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 (FIN 44), Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25. FIN 44 is effective for transactions occurring after July 1, 2000. The application of FIN 44 did not have an impact on the Company's consolidated financial statements.

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141 (SFAS 141), Business Combinations. SFAS 141 applies to all business combinations initiated after June 30, 2001. The Statement also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. The adoption of SFAS 141 did not have an impact on the Company's consolidated financial statements.

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142 (SFAS 142), Goodwill and Other Intangible Assets. The provisions of SFAS 142 are required to be applied starting with fiscal years beginning after December 15, 2001 with earlier application permitted for entities with fiscal years beginning after March 15, 2001 provided that the first interim financial statements have previously been issued. The statement is required to be applied at the beginning of the entity's fiscal year and to be applied to all goodwill and other intangible assets recognized in its financial statements to that date. The initial application of the SFAS 142 will have no impact on the Company's consolidated financial statements.

12.   USE OF ESTIMATES

In preparing the Company's consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities and equity, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                     The Topaz Group, Inc. and Subsidiaries

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   December 31, 1998, 1999 and 2000, and the
            three months ended March 31, 2000 and 2001 (unaudited)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

13.   INTERIM FINANCIAL INFORMATION

The interim consolidated financial statements of the Company as of March 31, 2001 and for the three months ended March 31, 2000 and 2001, included herein, have been prepared by the Company, without audit, pursuant to the rules and regulations of the SEC on a basis consistent with the audited consolidated financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations relating to the interim financial statements.

In the opinion of the management, the accompanying interim consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position, results of the Company's operations and its cash flows in accordance with generally accepted accounting principles. The accompanying unaudited interim consolidated financial statements are not necessarily indicative of full year results.

NOTE B - STOCK SPLITS AND OTHER CHANGES TO COMPOSITION OF EQUITY

On September 29, 2000, the Company authorized a "one for five" reverse split of its voting common stock. The split did not affect stock's par value and the number of authorized common stock shares. All references to number of shares in the financial statements have been adjusted to reflect this reverse stock split on a retroactive basis.

On January 22, 2001, the Company amended its Articles of Incorporation to re-designate 50,000,000 authorized preferred shares to create a new class of preferred stock, Series B Preferred. On January 25, 2001, the Company announced an exchange of 20,130,250 Series A preferred shares (representing five of each six shares outstanding per each Series A holder) into 1,006,513 shares of the Series B preferred stock.

The accompanying financial statements were adjusted to retroactively reflect January 25, 2001 recapitalization.

NOTE C - INVENTORIES

Inventories consist of the following:

                                      December 31,           March 31,
                                --------------------------  ------------
                                   1999          2000          2001
                                ------------  ------------  ------------

   Raw materials                $2,271,893    $2,860,174    $3,057,839
   Finished stones              14,648,674    17,087,679    17,259,081
   Finished jewelry             1,568,381       678,649       696,818
                                ------------  ------------  ------------
                                $18,488,948   $20,626,502   $21,013,738
                                ============  ============  ============

                     The Topaz Group, Inc. and Subsidiaries

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   December 31, 1998, 1999 and 2000, and the
            three months ended March 31, 2000 and 2001 (unaudited)

NOTE D - PROPERTY AND EQUIPMENT

Property and equipment consists of the following:


                                                December 31,           March 31,
                                        --------------------------  ------------
                                              1999          2000          2001
                                         ----------    ----------    ----------

  Land and land improvements            $1,350,218    $1,352,813    $1,352,813
  Buildings and improvements               362,709       381,014       387,193
  Machinery and equipment                  965,294     1,125,657     1,161,735
  Office furniture and equipment           400,904       441,712       455,785
  Vehicles                                 262,049       283,011       283,011
                                        ----------    ----------    ----------
                                         3,341,174     3,584,207     3,640,537

Less accumulated depreciation and        1,310,672     1,456,474     1,489,108
  amortization                          ----------    ----------    ----------
                                        $2,030,502    $2,127,733    $2,151,429
                                        ==========    ==========    ==========

NOTE E - RELATED PARTY RECEIVABLES AND PAYABLES

The related party receivable as of December 31, 1999, consists principally of amounts advanced to a related company and was collateralized by precious and semi-precious gemstones. The related company has a common director with Creative. This balance was settled in 2000 when the Company acquired the collateral.

Payables to related parties consist of the following:

                                                December 31,           March 31,
                                        --------------------------  ------------
                                              1999          2000          20001
                                        ----------    ----------    ----------


   Due to directors                        $ 345,310     $ 543,929     $ 460,300
   Accrued rent                              194,754       327,369       288,691
   Other                                      76,205            -             -
                                        ------------  ------------  ------------
                                           $ 616,269     $ 871,298     $ 748,991
                                           =========     =========     =========

Related party accrued rent is owed to companies that are controlled by the Company's president.

NOTE F - LINES OF CREDIT

The Company has two line of credit arrangements with two Thai financial institutions entered into in October 1999 (1999 Line) and April 2000 (2000
Line). Both lines are renewable automatically on yearly basis and are subject to the banks' periodic review resulting in adjustment of the Company's credit limit.

The 1999 line bears interest at a rate equal to LIBOR plus two percent (8.208% and 8.136% as of December 31, 2000 and 1999, respectively), is personally guaranteed by two of the Company's directors and collateralized by various real estate properties belonging to the Company and one of the directors. As of December 31, 2000 and March 31, 2001 approximately $836,000 and $791,000, respectively, was available for borrowing under the 1999 line.

The interest rate on the 2000 line is the same as on the 1999 line. It is also guaranteed by two of the Company's directors and secured by a deed on a real estate property owned by a related party. As of December 31, 2000 and March 31, 2001, approximately $493,000 and $505,000, respectively, was available for borrowing under the 2000 Line.

                     The Topaz Group, Inc. and Subsidiaries

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   December 31, 1998, 1999 and 2000, and the
            three months ended March 31, 2000 and 2001 (unaudited)

As of December 31, 1999 and 2000, and March 31, 2001, outstanding balance under both lines of credit was $0, $775,162 and $493,425, respectively.

NOTE G - NOTES PAYABLE

Notes payable consist of the following:

                                 December 31,          March 31,
                            ------------------------   -----------
                               1999         2000          2001
                            -----------  -----------   -----------

   Debt restructuring       $ 685,893    $      -      $      -
   Notes payable -            989,402           -             -
   related party
   Note payable to bank        61,652           -             -
                            -----------  -----------   -----------
                            $1,736,947   $      -      $      -
                            ===========  ===========   ===========

Notes payable to related party were due to directors, without interest or fixed terms of repayment and were repaid during the year ended December 31, 2000.

NOTE H - EXTRAORDINARY ITEM

On July 30, 1999, Advance completed a debt restructuring with an investor that purchased the rights to the debt from a failed financial institution. The debt restructuring occurred as a result of the failure of the financial institution and not Advance's inability to service the debt. The debt restructuring was accomplished through the reduction of the face amount of the debt and accrued interest. The result was a gain on restructuring totaling approximately $804,000, which is reflected as an extraordinary item in the Consolidated Statements of Earnings. The remaining principal and interest of $610,470 was paid in full during January 2000. The debt restructuring was accounted for in accordance with Statement of Financial Accounting Standards No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings. The net effect of the gain on the debt restructuring on basic and diluted earnings per share for the years ended December 31, 1999 was $1.06 and $0.15, respectively.

NOTE I - STOCKHOLDERS' EQUITY

The Company has the following types of equity securities authorized and outstanding:

PREFERRED STOCK - 50,000,000 shares authorized as of December 31, 1999 and 2000, and March 31, 2001.

Series A Preferred (see note B) $0.001 par value - 26,000,000 shares authorized, 22,375,000, 4,021,050, and 3,721,050 shares issued and outstanding as of December 31, 1999 and 2000, and March 31, 2001. Each share of preferred stock has liquidation preferences, and each preferred shareholder is entitled to one vote per share. General conversion provisions entitle each preferred share to be converted into one common stock share at the election of the holder. At any time after one year from the date of issuance, the preferred stock is subject to mandatory conversion at the rate of one share of preferred stock for one share of common stock, upon the undertaking by the Company of a public offering of its securities pursuant to the Securities Act of 1933, as amended. Holders of preferred stock are entitled to receive dividends from funds legally available, concurrent with the declaration of dividends on the Company's common stock.

Series B Preferred (see note B) $0.001 par value - 10,000,000 shares authorized, 1,006,513 shares issued and outstanding as of December 31, 1999 and 2000, and March 31, 2001. Series B preferred has the same rights, preferences, privileges and priority as Series A, except for voting rights which are twenty votes per each Series B preferred share.

                     The Topaz Group, Inc. and Subsidiaries

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   December 31, 1998, 1999 and 2000, and the
            three months ended March 31, 2000 and 2001 (unaudited)

COMMON STOCK - $0.001 par value - 100,000,000 authorized;  763,000, 1,024,886, and 1,324,886 shares issued and outstanding as of December 31, 1999 and 2000, and March 31, 2001, respectively. The voting rights are one vote per share.

COMMON STOCK WARRANTS - On September 1, 1999, the Company authorized common stock warrants to be granted to three consultants in connection with future services. The warrants were granted monthly from September 1999 through June 2000. The number of the warrants issued in each tranche was determined as the fair value of the services provided (set at $10,000 total for each month) divided by the fair value of the underlying stock as determined on the date of each grant. The warrants' strike price on each grant date was equal to the fair value of the underlying stock on the date of each grant but not less than $2.50 per share. As of December 31, 1999 and 2000, the Company granted 14,759 and 32,884 warrants, respectively, resulting in $40,000 and $60,000 in additional expenses for the years ended December 31, 1999 and 2000, respectively. The warrants expire on July 27, 2005 and have strike prices varying from $2.50 to $5.16.

A rollforward of shares issued and outstanding is as follows:

                                            Class A         Class B
                                           Preferred       Preferred    Common
                                             Stock           Stock      Stock
                                         --------------  -----------  ----------
Shares issued as part of
May 1, 1999 exchange agreement               22,375,000          --    763,000
                                            -----------   ---------  ---------

Balance at December 31, 1999                 22,375,000          --    763,000

Conversion of preferred stock                (1,307,700)         --    261,886

Issuance of additional preferred
   stock under May 1, 1999 exchange           3,084,000          --         --
   agreement

Shares issued in recapitalization           (20,130,250)  1,006,513         --
                                            -----------   ---------  ---------

Balance at December 31, 2000                  4,021,050   1,006,513  1,024,886

Conversion of Preferred Stock                  (300,000)         --    300,000
                                            -----------   ---------  ---------

Balance at March 31, 2001                     3,721,050   1,006,513  1,324,886
                                            ===========   =========  =========

NOTE J- REDEEMABLE ORDINARY SHARES

Advance and Creative have 10,710,000 ordinary shares issued and outstanding to related parties. Certain of these related parties are preferred shareholders of the Company. The voting rights of the ordinary shares, with respect to Advance and Creative, are one vote per share or 0.3% of the total outstanding voting shares. The Company controls the remaining 99.7% of Advance and Creative as a result of the share exchange consummated on May 1, 1999 (as discussed in note A). The ordinary shares are not publicly traded and are eligible to receive dividends in proportion to their voting rights. Since the ordinary shares do not represent equity of the Company and the Company has an obligation to repurchase the ordinary shares they have been accounted for as redeemable equity of the Thai subsidiaries. Accordingly the redeemable ordinary shares of the subsidiaries have been remeasured into U.S. dollars at the current rate as of December 31, 1999 and 2000, and March 31, 2001.

NOTE K- INCOME TAXES

The Subsidiaries have received a promotional privilege from the Thai Board of Investment under certificates dated May 30, 2000 (Creative) and September 8, 2000 (Advance Manufacturing) relating to the manufacture of gemstones and jewelry. The promotional privilege for Advance expired during 2000 and Advance is now inactive. Under this privilege, the Subsidiaries have received exemption from certain Thai taxes and duties including Thai corporate income tax on income derived from the promoted activities for a period of eight years commencing from the date

                     The Topaz Group, Inc. and Subsidiaries

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   December 31, 1998, 1999 and 2000, and the
            three months ended March 31, 2000 and 2001 (unaudited)


that the Subsidiaries have income derived from those activities. The Subsidiaries are required to comply with the terms and conditions specified in the promotional certificate. Management does not believe it will ever utilize the net operating loss (NOL) of the predecessor company, Chancellor Corporation, due to limitations on change of ownership.

The income tax expenses reconciled to the tax computed at the U.S. statutory rate were approximately as follows:

                               Year ended December 31,                Three months ended March 31,
                        ----------------------------------------      ----------------------------
                            1998          1999           2000               2000          2001
                        ------------  ------------   -----------        ------------  ------------
Tax expense
   (benefit)
   computed at          $1,577,000    $2,427,000     $1,386,000         $ (93,000)    $  86,000
   federal
   statutory rate
Non U.S. income
   exempt
   from tax             (1,577,000)   (2,427,000)    (1,520,000)                -       (94,000)
Valuation
   allowance                       -             -      134,000            93,000         8,000
                        ------------  ------------   -----------     ------------  ------------
                        $          -  $          -   $         -     $          -  $          -
                        ============  ============   ===========     ============  ============


Deferred tax assets and liabilities are measured using enacted tax rates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded for deferred tax assets when it is more likely than not that such deferred tax assets will not be realized. Deferred income taxes reflect the net tax effects of temporary differences between the consolidated carrying amounts of assets and liabilities for financial reporting purposes and the respective amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

                             December 31,      March 31,
                                2000             2001
                            -------------    ------------
   Deferred asset
     Net operating losses   $ 114,000      $ 122,000
     Warrants                  20,000         20,000
   Valuation allowance       (134,000)      (142,000)
                            -------------  ------------

         Net deferred tax
         asset              $       -       $      -
                            =============  ============

Internal Revenue Code Section 382 places a limitation on the amount of taxable income that can be offset by carryforwards after a change in control (generally greater than a 50% change in ownership). As a result of these provisions, utilization of the NOL and tax credit carryforwards may be limited.

NOTE L - COMMITMENTS

1.    OPERATING LEASE AGREEMENTS

The Company conducts its operations in leased facilities under operating leases expiring through February 2011. The Company has the option of extending the lease terms beyond the current expiration date. The following is a schedule by year of approximate minimum rental payments under such operating leases.

                     The Topaz Group, Inc. and Subsidiaries

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   December 31, 1998, 1999 and 2000, and the
            three months ended March 31, 2000 and 2001 (unaudited)


 Year ending December 31,      Third Party     Related Party      Total
------------------------      ------------     -------------    -----------

         2001                   $   21,400      $     74,663     $ 96,063
         2002                       21,400            74,663       96,063
         2003                       16,645            74,663       91,308
         2004                            -            74,663       74,663
         2005                            -            74,663       74,663
      Thereafter                         -           385,758      385,758
                              ------------    -------------   -----------
                                $   59,445      $   759,073     $818,518
                              ============    =============   ===========

Certain of the above leases provide for payment of taxes and other expenses by the Company. Rent expense for the leased facilities for the years ended December 31, 1998, 1999 and 2000 and the three months ended March 31, 2000 and 2001, was approximately $65,000, $77,000 and $72,000, $18,000 and $19,000,
respectively.

2.    LEGAL RESERVE

Under the provisions of Thailand's Civil and Commercial Code, the Subsidiaries are required to set aside a legal reserve of at least five percent of their net earnings at each dividend declaration until the reserve reaches ten percent of the contributed capital. The reserve is not available for dividend distribution. As of December 31, 1999 and 2000, and March 31, 2001 the reserve balance was $490,800, and was included in the Company's retained earnings.

NOTE M - RISK AND UNCERTAINTIES

1.    COUNTRY RISK

A significant volume of the Company's operations are conducted in Thailand. Accordingly, the Company's business, financial position and results of operations may be influenced by the political, economic and legal environments in Thailand and the Pacific Rim region (PRR), and by the general state of the Thailand and Pacific Rim economies.

The Company's operations in the Pacific Rim are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in the PRR, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

2.    CONCENTRATION OF CREDIT RISK

As of December 31, 1999 and 2000, and March 31, 2001 balances of two customers represented 13% and 12%, 13% and 8%, 11% and 6%, respectively, of the total accounts receivable.

The Company performs ongoing credit evaluation of each customer's financial condition and maintains reserves for potential credit losses. Such losses, in the aggregate, have not exceeded management's projections.

3.    DEPENDENCE ON A LIMITED NUMBER OF IRRADIATION TREATMENT FACILITIES

The Company negotiated a contract with the University of Missouri to utilize the University's nuclear reactor for the

                     The Topaz Group, Inc. and Subsidiaries

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   December 31, 1998, 1999 and 2000, and the
            three months ended March 31, 2000 and 2001 (unaudited)


irradiation (coloration) of topaz gemstones. The contract gives the Company exclusive use of the reactor for the coloration of gemstones through March 2005 and may be extended on an annual basis upon mutual agreement of both parties. Management believes that there are fewer than five known facilities in the world that are capable of providing similar irradiation processing.

NOTE N - GEOGRAPHIC AREAS AND CONCENTRATIONS

a. Revenue (thousands)

                                                    Three months
                  Year ended December 31,          ended March 31,
              ---------------------------------  --------------------
                1998        1999        2000      2000       2001
              ----------  ----------  ---------  --------  ----------

United States $15,808     $16,972     $28,347    $ 3,874   $  3,623
Thailand        3,079       2,909       4,136        592        963

b. Long-lived assets

                   December 31,           March 31,
           ---------------------------   ------------
               1999          2000           2001
           -------------  ------------   ------------

US         $       -      $        -      $       -
Thailand    2,030,502      2,127,733      2,151,429
           -------------  ------------   ------------

   Total   $2,030,502     $2,127,733     $2,151,429
           =============  ============   ============

c. Major customers

Details of individual customers accounting for more than 10% of the Company's sales are as follows:

                                         Sales (thousands)
                       ------------------------------------------------------
                                                             Three months
                           Year ended December 31,           ended March 31,
                       ---------------------------------  -------------------
                         1998        1999       2000        2000      2001
                       ----------  ---------  ----------  ---------  --------
                       ----------  ---------  ----------  ---------  --------

Goldmine Enterprises,  $ 2,441     $4,579     $ 4,215     $   969    $  870
Inc.
Helen Andrews            3,225      3,960       2,862         275       132

d. Major suppliers (thousands)

Details of individual suppliers accounting for more than 10% of the Company's purchases are as follows:

                                                            Three months
                           Year ended December 31,         ended March 31,
                       ---------------------------------  -------------------
                         1998        1999       2000       2000       2001
                       ---------   ---------  ----------  --------   --------
                       ---------   ---------  ----------  --------   --------

Gold Corporation       $ 2,455     $3,271     $ 3,657     $  618     $  437
Little Rock                174      1,798       2,667        686        223

                     The Topaz Group, Inc. and Subsidiaries

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   December 31, 1998, 1999 and 2000, and the
            three months ended March 31, 2000 and 2001 (unaudited)


NOTE O - SELECTED QUARTERLY DATA (UNAUDITED)

                                   1st Quarter   2nd Quarter   3rd Quarter   4th Quarter
                                   ------------  ------------  ------------  ------------
Year ended December 31, 1999
----------------------------
Net sales                          $3,716,087    $5,058,649    $5,935,431    $ 5,171,116
Gross profit                        1,709,400     2,630,498     3,027,070      1,488,491
Earnings from operations              831,196     1,607,517     2,035,068         35,578
Net earnings (loss) before          2,781,833     1,627,997     2,129,701       (203,938)
  extraordinary item
Extraordinary item                         -             -        803,589            -
Net earnings (loss)                 2,781,833     1,627,997     2,933,290       (203,938)
Earnings (loss) per share from
operations
    Basic                          $    (2.49)   $     2.11    $     2.67    $      0.05
    Diluted                        $    (2.49)   $     0.29    $     0.37    $      0.01
Net earnings (loss) per share
  before
  extraordinary item
    Basic                          $      0.06   $     2.13    $     2.79    $     (0.27)
    Diluted                        $      0.01   $     0.30    $     0.39    $     (0.27)
Net earnings (loss) per share
    Basic                          $      0.06   $     2.13    $     3.84    $     (0.27)
    Diluted                        $      0.01   $     0.30    $     0.53    $     (0.27)

Year ended December 31, 2000
----------------------------
Net sales                          $4,466,439    $5,989,268    $7,799,898    $14,227,438
Gross profit                        1,161,274     1,976,458     2,183,971      3,673,278
Earnings from operations               47,526     1,041,967     1,092,637      2,675,921
Net earnings (loss)                  (272,932)    1,152,582     1,198,819      1,997,564
Earnings per share from
operations
    Basic                          $      0.06   $      1.37   $     1.43    $      3.23
    Diluted                        $      0.01   $      0.19   $     0.20    $      0.48
Net earnings (loss) per share
    Basic                          $     (0.36)  $      1.51   $      1.57   $      2.41
    Diluted                        $     (0.36)  $      0.21   $      0.22   $      0.35

Year ending December 31, 2001
----------------------------

Net sales                          $4,586,282
Gross profit                        1,305,985
Earnings from operations              467,203
Net earnings                        1,242,292
Earnings per share from
operations
    Basic                          $     0.40
    Diluted                        $     0.08
Net earnings per share
    Basic                          $     1.06
    Diluted                        $     0.21


NOTE P - SUBSEQUENT EVENTS (UNAUDITED)

On May 15, 2001, the Board of Directors approved the 2001 Stock Option Plan and approved 1,000,000 common stock options to be granted to employees and directors of the consolidated entity.

                     The Topaz Group, Inc. and Subsidiaries

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   December 31, 1998, 1999 and 2000, and the
            three months ended March 31, 2000 and 2001 (unaudited)


On July 20, 2001, the Company filed with the State of Nevada to change the convertibility provisions of the Series B preferred stock. Under the new provisions, Series B preferred shares are only convertible into the Company's common stock in the events specified in the amended Series B Preferred agreement.

                               INDEX TO EXHIBITS


   2.1 Agreement of Exchange among the Company, Best Worth Agents, Ltd and Advance Gems & Jewelry Co., Ltd., dated April 30, 1999

   2.2 Agreement of Exchange among the Company, Best Worth Agents, Ltd and Creative Gems & Jewelry Co., Ltd., dated April 30, 1999

   3(i)(a) Amended and Restated Articles of Incorporation of the Company, dated November 17, 1998

   3(i)(b) Certificate of Change in the Number of Outstanding Shares of Common Stock, dated November 16, 2000

   3(ii)    Bylaws of the Company, dated June 5, 1996

   4.1 Amended and Restated Certificate of Designation of the Company's Series A Preferred Stock and Series B Preferred Stock, dated July 20, 2001

   4.2      2001 Stock Option Plan of the Company

   10.1 Contract between the Company and the Curators of the University of Missouri, dated March 1, 2001

   10.2 Joint Venture Agreement between Creative Gems & Jewelry Co., Ltd. and Muthama Gemstones (Kenya) Limited, dated September 6, 1999.

   10.3 Credit Facilities Agreement between UOB Radanasin Bank Pcl and the Creative Gems & Jewelry Co. Ltd., dated April 12, 2000

   21       Subsidiaries of the Registrant

   24.1     Power of Attorney (Included on Signature Page)

                                  SIGNATURES

    Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bangkok, State of Thailand, on the 27th day of July, 2001.

                                    THE TOPAZ GROUP INCORPORATED

                                    BY:/s/ Jeremy F. Watson
                                       ------------------------
                                        Jeremy F. Watson
                                        Chief Executive Officer

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Jeremy F. Watson and Terrance
C. Cuff and each of them with power of substitution, as his attorney-in-fact, in all capacities, to sign amendments to this registration statement (including post-effective amendments) and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-facts or their substitutes may do or cause to be done by virtue hereof

    Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant in the capacities and on the date indicated.

NAME                                  TITLE                      DATE
----                                  -----                      ----



/s/ Jeremy F. Watson        Chairman and Chief         July 27, 2001
--------------------------  Executive Officer
Jeremy F. Watson


/s/ Aphichart Fufuangvanich Director and President     July 23, 2001
---------------------------
Aphichart Fufuangvanich


/s/ Thammatinna Thammaradi  Director and Executive     July 27, 2001
--------------------------  Vice President
Thammatinna Thammaradi


/s/ Leonard Orrin           Director and Director of   July 27, 2001
--------------------------  Marketing
Leonard Orrin


/s/ Timothy Matula          Director and Treasurer     July 24, 2001
--------------------------
Timothy Matula


/s/ Terrance C. Cuff        Director and Chief         July 27, 2001
--------------------------  Financial Officer
Terrance C. Cuff


/s/ Thiti Fufuangvanich     Director and Director of   July 27, 2001
--------------------------  Research and Development
Thiti Fufuangvanich


/s/ Alson Lee               Director                   July 24, 2001
--------------------------
Alson Lee


/s/ David Dikinis           Director                   July 25, 2001
--------------------------
David Dikinis